Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

By and Among

PHIBRO ANIMAL HEALTH CORPORATION, as Purchaser

MVP LABORATORIES, INC., as Company

and together with

MARY LOU CHAPEK and

AVP, LLC,

as Sellers

January 12, 2016

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as the same shall be amended, modified or supplemented, this “Agreement”) dated January 12, 2016 (the “Effective Date”) by and between MVP Laboratories, Inc., a Nebraska corporation (“Company”), Mary Lou Chapek, an individual (“Principal Shareholder”), and AVP, LLC, a Nebraska limited liability company (“LLC”) and together with Company and Principal Shareholder, (“Sellers”), and Phibro Animal Health Corporation, a Delaware corporation (together with its permitted successors and assigns, “Purchaser”).

W I T N E S S E T H:

WHEREAS, the parties hereto are entering into this Agreement pursuant to which Purchaser will acquire from Sellers, and Sellers shall sell to Purchaser, all of Company’s assets and business operations, and all of the other Sellers’ assets relating to the Business (as defined below), and Sellers shall provide certain representations, warranties and indemnities, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Accounts Receivable” shall have the meaning set forth in Section 2.1(a).

“Additional Company Purchase Price” shall have the meaning set forth in Section 2.3(c).

“Additional Inventory Purchase Price” shall have the meaning set forth in Section 2.5(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, and in the case of natural Persons, includes any family member. For purposes of this definition, (i) “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings, and (ii) for clarity, Company’s Affiliates shall include Principal Shareholder and Affiliates of Principal Shareholder. For avoidance of doubt, for all purposes of this Agreement, the consultant under

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the Consulting Agreement would not be considered an “Affiliate” or “Restricted Party” of Company or the other Sellers.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Arbitrator” shall have the meaning set forth in Section 2.5(b)(iii) hereof.

“Assets” shall mean, collectively, the Company Assets and the LLC Assets.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 9.1(a)(ii) hereof.

“Assumed Contracts” shall have the meaning set forth in Section 2.7(a) hereof.

“Assumed Liabilities” shall mean any Liabilities of Company explicitly assumed by Purchaser pursuant to Section 2.7(b) hereof.

“Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Bill of Sale” shall have the meaning set forth in Section 9.1(a)(i) hereof.

“Business” means, collectively, the businesses as now or hereafter conducted worldwide by Company and/or its Affiliates relating to the registration, development, importation, manufacture, marketing, sale or distribution of Products.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Business Permits” shall have the meaning set forth in Section 2.1(f).

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Certificate” shall have the meaning set forth in Section 2.4(a).

“Closing Company Consideration” shall have the meaning set forth in Section 2.4(a).

“Closing Date” means the date on which the Closing occurs pursuant to Section 2.6.

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.5(b).

“Closing Date Net Working Capital Statement” shall have the meaning set forth in Section 2.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Assets” means all of the assets of Company as described in Section 2.1.

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“Company Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Confidential Material” shall have the meaning set forth in Section 5.11(b).

“Consulting Agreement” shall have the meaning set forth in Section 9.1(a)(ix).

“Contract” means, with respect to any Person, any contract, agreement, Lease, license, sublicense, sales order, purchase order, instrument, or other commitment, arrangement or undertaking whether written or oral or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Current Liabilities” means, as of the Effective Time, all Liabilities of Company that constitute current liabilities of Company consisting of trade/ordinary course accounts payable, joint venture payables, royalties payable and other current liabilities and accrued expenses, but excluding all employee and payroll accruals, deferred compensation, other employee-related Liabilities, Taxes and Liabilities arising out of Related Party Transactions.

“Deductible Amount” shall have the meaning set forth in Section 10.8.

“Dispute” shall have the meaning set forth in Section 10.10(a).

“Earliest Initiation Date” shall have the meaning set forth in Section 10.10(b).

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Effective Time” means the time at which Closing is consummated.

“Encumbrance” means any lien, option, forfeiture, right of seizure, community or other marital property interest, condition, equitable interest, pledge, security interest, mortgage, right of way, easement, covenant, encroachment, servitude, right of first option, or right of first refusal or any other encumbrance.

“Environmental Laws” shall have the meaning set forth in Section 3.21.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with Company for purposes of Code § 414(b), (c), (m), (n), or (o).

“Escrow Agent” shall have the meaning set forth in Section 2.4(b).

“Escrow Agreement” shall have the meaning set forth in Section 2.4(b).

“Escrow Funds” shall have the meaning set forth in Section 2.4(b).

“Escrow Period” shall mean a two (2) year period commencing on the Closing Date and continuing until the second anniversary date thereafter.

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“Estimated Closing Date Net Working Capital” shall have the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 2.5(a).

“Exclusion” shall have the meaning set forth in Section 2.3(c).

“Excluded Assets” shall have the meaning set forth in Section 2.1.

“Facilities” means the facilities, including the manufacturing facilities located on the real property described in Section 2.2(a).

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Funded Indebtedness” shall have the meaning set forth in Section 2.3(a).

“Governmental Body” shall mean any (a) national, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, or other government; or (c) governmental or quasi-governmental authority of any nature (including the USDA, any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Hazardous Materials” shall have the meaning set forth in Section 3.21.

“Hired Employees” shall have the meaning set forth in Section 5.9(a).

“Income Statement” shall have the meaning set forth in Section 3.4(a).

“Indebtedness” means any debt for borrowed money owed by Company.

“Indemnified Party” shall have the meaning set forth in Section 10.6.

“Indemnified Taxes” means (a) any Taxes of or relating to Company for or attributable to the Pre-Closing Tax Period, (b) any Taxes for which Company is liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of foreign, state or local Law) by reason of Company having been included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date, or as transferee or successor, (c) any Taxes resulting from any breach of or inaccuracy of any representation or warranty contained in Section 3.5.

“Indemnifying Party” shall have the meaning set forth in Section 10.6.

“Initial Company Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Intellectual Property” means any and all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all of the

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following: patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights; all registrations and applications therefore, both registered and unregistered, foreign and domestic; trade secrets or processes; and confidential or proprietary information.

“Interim Balance Sheet” shall have the meaning set forth in Section 3.4(b).

“Interim Financial Statement” shall have the meaning set forth in Section 3.4(b).

“Interim Income Statements” shall have the meaning set forth in Section 3.4(b).

“Inventory” shall have the meaning set forth in Section 2.1(b).

“IP Assignment Agreement” shall have the meaning set forth in Section 9.1(a)(xi) hereof.

“JAMS” shall have the meaning set forth in Section 10.10(a).

“Laws” shall have the meaning set forth in Section 3.10.

“Lease” shall mean the lease of the Facilities from LLC to Company.

“Liability” means, with respect to any Person, any indebtedness, obligations or liabilities of such Person of any kind, character, description, type or nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“LLC” shall have the meaning set forth in the first paragraph of this Agreement.

“LLC Assets” means all of the assets of LLC as described in Section 2.2.

“LLC Purchase Price” shall have the meaning set forth in Section 2.3(d).

“Losses” shall have the meaning set forth in Section 10.2.

“Material Adverse Change” shall have the meaning set forth in Section 7.5.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has a materially adverse effect on the Business or Assets, or on the condition (financial or otherwise), results of operation or prospects of Company.

“Material Contracts” shall have the meaning set forth in Section 3.12(a).

“Material Customers” shall have the meaning set forth in Section 3.16(a).

“Material Vendors” shall have the meaning set forth in Section 3.16(b).

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“Net Profit” shall mean an amount equal to $[*****] times the total number of doses held in Purchaser’s Inventory as of the close of business on the Closing Date.

“Net Working Capital” means an amount equal to Accounts Receivable, Inventory and deposits and prepaid expenses under Assumed Contracts, less Current Liabilities, determined on a consolidated basis in accordance with the Net Working Capital Principles.

“Net Working Capital Excess” shall have the meaning set forth in Section 2.5(b)(i).

“Net Working Capital Principles” means the accounting principles, procedures and valuation and other principles set forth on Exhibit B.

“Net Working Capital Shortfall” shall have the meaning set forth in Section 2.5(b)(ii).

“Objection Notice” shall have the meaning set forth in Section 2.5(b)(iii).

“OSHA” means the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Owned Real Property” shall have the meaning set forth in Section 3.22(a).

“Pay-Off Letters” shall have the meaning set forth in Section 2.3(a).

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, unincorporated association, joint venture or other entity or Governmental Body, including the USDA.

“Plans” shall have the meaning set forth in Section 3.15.

“Principal Shareholder” shall have the meaning set forth in the first paragraph of this Agreement.

“Principal Shareholder’s Excluded Assets” shall have the meaning set forth in Section 3.30(i).

“Proceeding” means any action, arbitration, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Products” means all vaccines, adjuvants and supplements (and any related products) and other products manufactured, processed, blended, marketed, sold or distributed by Company and its predecessors, including those listed on Exhibit A.

“Product Liability” shall have the meaning set forth in Section 3.28(a).

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitee” shall have the meaning set forth in Section 10.2 and 10.4.

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“Purchaser’s Inventory” shall mean the inventory of MJPRRS product ordered by Purchaser which has been manufactured by Company, is identified by batch numbers VA1246, VA1247, VB1245, VB1246 and VB1247, and is being held by Company for delivery as of the Closing Date.

“Receiving Party” shall have the meaning set forth in Section 2.5(b)(iii).

“Related Acts” shall have the meaning set forth in Section 3.18(g).

“R&W Policy” shall have the meaning set forth in Section 7.9.

“Related Party Transactions” means all transactions, charges and expenses among or between Company and any Seller, Affiliate, equity holder or employee of Company (including any officer, manager, member, partner, director, agent or consultant), including Principal Shareholder and any Affiliate of Principal Shareholder.

“Required Consents” shall have the meaning set forth in Section 5.3.

“Required Financing Statements” shall have the meaning set forth in Section 2.3(a).

“Restricted Party” or “Restricted Parties” shall have the meaning set forth in Section 5.11(a).

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Liabilities” shall have the meaning set forth in Section 2.1.

“Target Net Working Capital” shall be two million one hundred thirty thousand Dollars ($2,130,000.00).

“Tax” and collectively “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, value added, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), unclaimed property, utility, telecommunications, franchise, capital stock, net worth, production, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” means any governmental agency or Governmental Body responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return including, by way of example, the Internal Revenue Service.

“Tax Return” means any return (including any schedule or attachment and any information return), report, statement (including Form TD F 90-22.1), declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information

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(including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable law relating to any Taxes.

“Title Report” shall have the meaning set forth in Section 5.10.

“Transaction Documents” means this Agreement, the Consulting Agreement, the Bill of Sale, the IP Assignment Agreement and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Transaction” means the sale and purchase of the Company Assets and the LLC Assets on the terms and conditions set forth in this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

Section 2.1           Sale and Transfer of Company Assets. Upon the terms and subject to the conditions set forth in this Agreement, Company shall, and Sellers shall cause Company to, at the Closing, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire, free and clear of all Encumbrances from Company for the Company Purchase Price, all of Company’s right, title and interest in and to all of Company’s properties and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located and whether or not carried or reflected on the books and records of Company, and whether or not carried in the name of Company or any Affiliates of Company, that are now, or at the time of Closing will be, used or held for use in the conduct of the Business but specifically excluding the Excluded Assets (collectively, the “Company Assets”). The Company Assets purchased hereunder shall include the following:

(a)          Any and all trade accounts receivable, notes receivable and miscellaneous receivables from customers (“Accounts Receivable”);

(b)          All products, supplies, and inventory, including raw materials, finished goods and work in progress, packaging and packaging materials, work-in-process and finished goods, located at or in transit to or from one of the Facilities or otherwise purchased specifically for the Business, wherever located (“Inventory”);

(c)          All tangible personal property, including all items of machinery, equipment, laboratory equipment and supplies, systems, computer hardware and software, vehicles, furniture and trade fixtures, and spare parts and tools, if any, including the property described in Schedule 2.1(c);

(d)          The Assumed Contracts including any deposits and prepaid expenses under the Assumed Contracts;

(e)          All files related to the Business or the Products, including all employment and personnel records for all employees of the Business, information systems, all reports

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and records, and all other files, data, documents, records and information maintained by Company, wherever located, whether in the form of hard copies, electronic media, or otherwise, excluding Company’s financial and accounting books and reports;

(f)           All licenses, authorizations and permits issued by any governmental agency relating to the Business, the Products or the Company Assets, including all USDA permits and licenses relating to Company, the Facilities and the Products, to the extent the same may be assigned consistent with their terms or governmental regulations including those listed on Schedule 2.1(f) (the “Business Permits”);

(g)          All intangible property rights, if any, related to the Business (including the names “MVP,” “MVP Laboratories, Inc.,” “MVP Technologies” or any derivation thereof, goodwill, and the Intellectual Property);

(h)          All rights, if any, throughout the world relating to the Products or the Business and trade secrets, customer lists and supplier lists with respect to the Business owned by Company (including (i) the procedural and operational manuals utilized by Company in the operation of the Business, (ii) all proprietary information, technical information, “know how,” inventions, discoveries, rights in research and development, designs, formulae, specifications, assays and other methodologies, techniques, technical information, manufacturing and other processes, to the extent related to a Product or the Business or to the manufacture, compounding or formulating of Products or active ingredients, whether patentable or not, in any jurisdiction, (iii) all registrations, cross-clearances and other permits of any kind and formal or informal approvals of any kind relating to the development, manufacture, advertising, marketing, packaging, promotion, distribution, use and sale of any Product, and all regulatory and other files relating to the foregoing, and (iv) all advertising materials, source documents, materials, supplies and forms, in any case, whether in the form of hard copies, electronic media, computer tape or otherwise, and all other rights and documents owned by Company and all books and records, excluding Company’s financial and accounting books and records, incident to the Business); and

(i)           All rights to insurance proceeds arising from any casualty relating to the Company Assets, security deposits, and deposits with utilities and governmental agencies attributable to the Business.

Notwithstanding the foregoing or the provisions of Section 2.2, 2.3 or 2.4, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets, the Business or Sellers including any Indebtedness (“Sellers’ Liabilities”) unless Purchaser expressly assumes that Liability pursuant to Section 2.7. Further the Assets purchased hereunder shall not include cash or any of the assets or properties of Sellers which are set forth in Schedule 2.1-1 attached hereto and which are excluded from the Assets, and shall remain the property of Company or other Sellers, as applicable, after Closing (collectively, the “Excluded Assets”).

Section 2.2           Sale and Transfer of LLC Assets. Upon the terms and subject to the conditions set forth in this Agreement, LLC shall, and Principal Shareholder shall cause LLC to,

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at the Closing, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire, free and clear of all Encumbrances, except as disclosed on the Title Report, from LLC for the LLC Purchase Price, all of LLC’s right, title and interest in and to, LLC’s properties and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, used or held for use in the conduct of the Business that are now, or at the time of Closing will be, used for the conduct of, the Business including the following assets owned by LLC (the “LLC Assets”):

(a)          All real property including the manufacturing facilities and leasehold improvements (the “Facilities”) described in Schedule 2.2(a).

Section 2.3           Purchase Price. As consideration for the purchase of the Assets, Purchaser shall pay, in immediately available funds:

(a)          on behalf of Sellers to satisfy all the outstanding Indebtedness of Sellers as of Closing, all of which shall be set forth in the pay-off letters (the “Pay-Off Letters”) to be provided to Purchaser prior to the Closing (“Funded Indebtedness”), to the applicable lenders identified in the Pay-Off Letters, and in accordance with the Pay-Off Letters which shall also indicate that such lenders (a) have agreed to release all of their Encumbrances concurrently with the repayment of the obligations giving rise thereto and (b) will prepare and file, or allow Purchaser to file, any Uniform Commercial Code termination statements or similar filings as are reasonably necessary to terminate and release, as of record, the financing statements or other recordings previously filed by such lenders with respect to the Encumbrances (“Required Financing Statements”);

(b)          to Company, an aggregate of Forty Million Eight Hundred Ninety Thousand Dollars ($40,890,000) less the Funded Indebtedness, as adjusted and subject to deferral pursuant to Section 2.4 below (such amount together with the Funded Indebtedness, the “Initial Company Purchase Price”), and as subject to adjustment pursuant to Section 2.5 below (the “Company Purchase Price”);

(c)          to Company, an amount equal to fifty percent (50%) of the incremental Nebraska state income tax owed by Company’s shareholders (based on cost basis of the Company Assets sold) resulting from the sale of the Company Assets under this Agreement, without the benefit of the Nebraska Capital Gain Exclusion (the “Exclusion”), as compared with the corresponding tax that Company’s shareholders would have owed had the transaction qualified for the Exclusion, but in no event to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Additional Company Purchase Price”); and

(d)          to LLC, an aggregate of Four Million One Hundred Ten Thousand Dollars ($4,110,000) (the “LLC Purchase Price”).

Section 2.4           Closing and Final Consideration.

(a)          For purposes of this Agreement, “Closing Company Consideration” means an amount equal to: (i) the Initial Company Purchase Price; plus or minus (ii) the Estimated Net Working Capital Adjustment described in Section 2.5, minus (iii) the

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Escrow Funds described in Section 2.4(b) below, (iv) plus the Additional Company Purchase Price described in Section 2.3(c). At the Closing, Company shall deliver to Purchaser a closing certificate (the “Closing Certificate”), which certificate shall set forth Company’s good faith calculation of the Funded Indebtedness and the amount of the Estimated Net Working Capital Adjustment pursuant to Section 2.5 below. A draft of the Closing Certificate shall be provided to Purchaser not less than five (5) Business Days prior to Closing and the final form shall be subject to Purchaser’s approval at Closing.

(b)          Payment of Two Million Five Hundred Thousand Dollars ($2,500,000) of the Initial Company Purchase Price (the “Escrow Funds”) shall be deposited into a separate escrow account maintained with U.S. Bank National Association or such other escrow agent as the parties shall agree (together with any successor thereof, the “Escrow Agent”) to be held and distributed pursuant to the terms and conditions of the escrow agreement in the form as set forth in Exhibit C attached hereto, with such changes as Sellers, Purchaser and the Escrow Agent shall agree (the “Escrow Agreement”), which will include a provision that the proceeds of such escrow account shall be paid to Company (subject to any indemnity claims of Purchaser pursuant to Section 10.2 and 10.4, which have been made during the Escrow Period and Sellers’ satisfaction of and compliance with their obligations under this Agreement, including Sections 2.5(b), 3.6(e), 5.6 and 5.11), promptly following the Escrow Period.

Section 2.5           Net Working Capital Adjustment.

(a)          Estimated Closing Date Net Working Capital. Company shall prepare and deliver to Purchaser at the Closing a good faith estimate of Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), determined in accordance with the Net Working Capital Principles as if it were the actual Closing Date Net Working Capital, but based upon Company’s review of financial information then available and inquiries of personnel responsible for the preparation of the financial information relating to Company in the ordinary course of business. The Estimated Closing Date Net Working Capital shall be subject to the approval of Purchaser, which cannot be unreasonably withheld. At the Closing, the amount by which Estimated Closing Date Net Working Capital is less than or more than Target Net Working Capital (the “Estimated Net Working Capital Adjustment”) will be reduced or increased dollar-for-dollar from the Initial Company Purchase Price in determining the Closing Company Consideration as set forth in Section 2.4(a) above.

(b)          Post-Closing Net Working Capital Statement; Settlement. No later than ninety (90) days following the Closing Date, Company will prepare and deliver to Purchaser a statement (the “Closing Date Net Working Capital Statement”) showing, in reasonable detail, a calculation of Net Working Capital as of the Closing Date. The Closing Date Net Working Capital Statement shall be prepared in accordance with the Net Working Capital Principles. The Net Working Capital as of the Closing Date, determined in accordance with this Section 2.5(b), is referred to herein as “Closing Date Net Working Capital.” In the event Company does not deliver a Closing Date Net Working Capital Statement to Purchaser within ninety (90) days following the Closing

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Date, Purchaser may prepare and deliver a Closing Date Net Working Capital Statement to Company.

(i)          If Closing Date Net Working Capital is greater than Estimated Closing Date Net Working Capital (such excess, the “Net Working Capital Excess”), then promptly, but in any event within thirty (30) days after the final determination of Closing Date Net Working Capital pursuant to Section 2.5(b)(i), Purchaser shall pay (or cause to be paid) to Company in cash by wire transfer an aggregate amount equal to the Net Working Capital Excess.

(ii)         If Closing Date Net Working Capital is less than Estimated Closing Date Net Working Capital (such shortfall, the “Net Working Capital Shortfall”), then Company shall pay to Purchaser in cash by wire transfer the Net Working Capital Shortfall promptly, but in any event within thirty (30) days after the final determination of Closing Date Net Working Capital pursuant to Section 2.5(b)(ii); provided, however, that Purchaser, at its option, may seek to set off such amounts against the Escrow Funds.

(iii)        In the event Purchaser objects to the calculation of Closing Date Net Working Capital provided by Company (or, if Purchaser delivers a Closing Date Net Working Capital Statement to Company as provided in the Section 2.5(b), in the event Purchaser, or Seller as the case may be, objects to the calculation of Closing Date Net Working Capital), the party receiving the Closing Date Net Working Capital Statement (the “Receiving Party”) will give written notice (an “Objection Notice”) to the other party of any objections the Receiving Party has to the Closing Date Net Working Capital Statement within thirty (30) days after receipt. Such notice will set forth a reasonable basis for such objections. If the Receiving Party does not deliver an Objection Notice within such thirty (30) day period, then the Closing Date Statement shall be deemed to be conclusive, final and binding on the parties. Company and Purchaser will endeavor in good faith to resolve any objections as soon as practicable (and within thirty (30) days) after the receipt of the Objection Notice. If such objections or disputes have not been resolved at the end of such additional thirty (30) day period, the disputed portion of the items contained in the Closing Date Net Working Capital Statement will be determined within the following thirty (30) days by an accounting firm that the Parties shall appoint by mutual agreement (the “Arbitrator”), which shall be the exclusive means for resolution of such dispute. Each party will provide the Arbitrator with the work papers generated in connection with its review of the Closing Date Net Working Capital Statement. Upon the mutual agreement of the parties, or the decision of the Arbitrator, the Closing Date Net Working Capital Statement, as adjusted for matters agreed to by the parties or as determined by the Arbitrator, shall be final, conclusive and binding on the parties. Company, on one hand, and Purchaser on the other, will bear equally the fees and expenses of the Arbitrator incurred in connection with such determination.

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(c)          Additional Inventory Purchase Price. Purchaser shall pay to Company as an adjustment to the Initial Company Purchase Price, the Net Profit attributable to the Purchaser’s Inventory (“Additional Inventory Purchase Price”). The Additional Inventory Purchase Price shall be calculated and paid at the same time the Net Working Capital Adjustment is paid.

Section 2.6           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kutak Rock LLP, The Omaha Building, 1650 Farnam Street, Omaha, NE 68102, or at such place as the parties shall mutually agree, on January 25, 2016. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at, and the calculation of all Closing amounts to be made hereunder shall be made as of, 12:01 a.m. Eastern Standard Time on the Closing Date.

Section 2.7           Assumed Contracts and Liabilities.

(a)          Schedule 2.7 sets forth the Contracts relating to the Business which Company will assign to Purchaser at the Closing and Purchaser will assume at Closing (the “Assumed Contracts”). Company shall have the right to terminate all contracts not assumed by Purchaser at Closing.

(b)          Purchaser shall assume and agree to pay, perform and discharge the obligations of Company which accrue after the Effective Time with respect to the following (collectively, the “Assumed Liabilities”): (i) all obligations of Company under the Assumed Contracts that (A) arise after the Effective Time, (B) do not arise from any breach by Company of any such Assumed Contract, (C) are not required to be performed on or prior to the Effective Time, and (D) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach of such Assigned Contract, but only to the extent the contracting party under an Assumed Contract elects to treat such event, circumstance or condition as a breach of such Assigned Contract; (ii) the Current Liabilities; and (iii) any Liability of Company described on Schedule 2.7(b), provided that after the Closing, Company shall cooperate fully with Purchaser in its efforts to defend against and otherwise mitigate the extent of any such Liabilities, including taking any actions, executing any and all such documents, at Purchaser’s expense, as may be reasonably requested by Purchaser in connection therewith.

(c)          This Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of Purchaser or Company thereunder. Company and Purchaser will use their commercially reasonable efforts (but without any payment of money by Purchaser or Company) to obtain the consent of the other parties to any such Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Company thereunder so that Purchaser would not in

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fact receive all such rights, Company and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Purchaser, or under which Company would enforce for the benefit of Purchaser, with Purchaser assuming Company’s obligations, and indemnifying and hold harmless Company from any liability in connection with such action, any and all rights of Company against a third party thereto. In the case of any Contract to which the previous sentence refers, Purchaser shall, in its sole discretion, have the right to require Company to terminate such Contract but only if the terms thereof permit such termination in which case Company shall (or shall cause its subsidiaries to) terminate such Contract to the extent the terms thereof permit such termination. Company will promptly pay to Purchaser when received all monies received by Company under any Asset or any claim or right or any benefit arising thereunder, in each case pertaining to post-Closing periods, except to the extent the same represents an Excluded Asset.

(d)          Company acknowledges and agrees that from and after the Effective Time Purchaser shall have the right to enforce all rights and remedies of Company or the other Sellers under the Assumed Contracts including all obligations of third parties under confidentiality and non-disclosure agreements, work-for-hire, assignment of invention, non-compete and non-solicitation and similar agreements.

(e)          Allocation. The aggregate purchase price for the Assets and the non-competition and non-solicitation agreements described in Section 5.11, shall be allocated by Purchaser and Sellers, as set forth on Exhibit D attached hereto, as required by Section 1060 of the Code. Purchaser and Sellers shall file Form 8594, Asset Acquisition Statement under Section 1060, with their respective income tax returns for the taxable year that includes the Closing Date. Purchaser and Company agree to satisfy any and all reporting requirements of Section 1060 of the Code and the Treasury regulations thereunder. Purchaser and Sellers shall file Form 8594 in a manner consistent with the allocation of the purchase price set forth on Exhibit D. If, in subsequent taxable years, Purchaser or Company make an allocation of any increase or decrease in the purchase price for any asset, the party making such increase or decrease agrees to file a supplemental Form 8594 as required.

(f)          The parties hereby agree and acknowledge that, as of the Closing Date, any and all Contracts between Sellers or any of their Affiliates and Purchaser and any of its Affiliates that are in effect as of the Effective Date (other than this Agreement and the other Transaction Documents), shall be terminated and shall be of no further force and effect except for those provisions which expressly survive termination. All records and data in the possession or control of Sellers pertaining to the products and services provided pursuant to such Contracts shall be transferred to Purchaser as part of the Company Assets.

Section 2.8           Withholding. Purchaser shall be entitled to deduct and withhold from the Company Purchase Price and Additional Company Purchase Price, and any other payment to any Seller under this Agreement, all Taxes that Purchaser is required to deduct and withhold under

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applicable Law. To the extent that amounts are so withheld by Purchaser, all such withheld amounts shall be treated as having been paid to Company hereunder.

Section 2.9           Other Taxes. Each party shall pay its own stamp, sales, use, employment, property, ad valorem, income, realty transfer, franchise, net worth, intangible, excise, license or other taxes, additions to tax, penalties and interest, whether federal, state, local, foreign or other, in respect of any and all transfers pursuant to the terms of this Agreement, for which it is primarily responsible by law (and, in cases where the parties are equally and jointly responsible by law, such amounts shall be borne 50% by Sellers and 50% by Purchaser). All property and ad valorem taxes, leasehold rentals and other customarily pro-ratable items relating to the Assets, payable on or after the Effective Time and relating to a period of time both prior to and on or after the Effective Time will be prorated as of the Effective Time between Purchaser, on the one hand, and Sellers, on the other hand. If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year’s assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse any overpayment within thirty (30) days after the actual amount becomes known. All costs and all real estate taxes incident to the transfer of the Owned Real Property shall be allocated in accordance with customary practices in Omaha, Nebraska.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Company hereby represents, warrants and covenants to and with Purchaser as follows:

Section 3.1           Organization and Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska, and to Company’s knowledge, in each jurisdiction where such qualification is required. To Company’s knowledge, Company has all requisite power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases, and is qualified to do business as a foreign corporation in every jurisdiction in which such qualification is required.

Section 3.2           Authority of Company and Principal Shareholder. Company has the capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is to be a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Company of this Agreement and the other Transaction Documents have been duly authorized and approved by Company’s Board of Directors and Shareholders. This Agreement and the other Transaction Documents to be executed, delivered and performed by Company, constitutes or will, when executed and delivered, constitute the valid, legal and binding obligation of Company, enforceable against Company in accordance with their respective terms. Company has delivered to Purchaser copies of Company’s Articles of Incorporation, Bylaws and any other document governing the formation and governance of Company, each as amended, certified to be true, correct and complete by an executive officer of Company and there have been no changes in such documents since the date of such certificate.

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Section 3.3           Ownership. The Principal Shareholder owns more than 66 2/3% of the outstanding shares of the capital stock of Company and 100% of the membership interest of the LLC, both of which are free and clear of all Encumbrances, and has voting control over all actions of Company and LLC.

Section 3.4           Financial Statements.

(a)          Attached hereto as Schedule 3.4(a) are to Company’s knowledge, true, correct and complete copies of Company’s unaudited (i) balance sheets for 2013 and 2014 fiscal years of Company (the “Balance Sheet”) and (ii) income statements for 2013 and 2014 fiscal years of Company (the “Income Statement,” and collectively with the Balance Sheet and any accompanying notes, the “Financial Statements”), all of which were previously provided to Purchaser. To Company’s knowledge, the Financial Statements are complete and fairly present the financial condition and results of operations, of Company as of and for the periods then ended. To Company’s knowledge, the Financial Statements accurately reflect all costs of any type or nature incurred by Company in the operation of the Business. To Company’s knowledge, the Financial Statements reflect the consistent application of accounting principles throughout the periods involved and have been prepared from and in accordance with the accounting records of Company.

(b)          Attached hereto as Schedule 3.4(b) are to Company’s knowledge, true, correct and complete copies of Company’s unaudited (i) balance sheets as of the third quarter of 2015 and for November 2015 (including year-to-date for the 2015 fiscal year) (the “Interim Balance Sheet”), and (ii) income statements for the third calendar quarter (including year-to-date for the 2015 fiscal year) as well as November 2015 (including year-to-date for the 2015 fiscal year) (the “Interim Income Statement,” and collectively with the Interim Balance Sheet and any accompanying notes, the “Interim Financial Statements”). To Company’s knowledge, except as disclosed in the Interim Financial Statements or on Schedule 3.4(b) to this Agreement, using the same assumptions and methodology as the Financial Statements, and except for the absence of notes and normal year-end audit adjustments, (i) the Interim Balance Sheet fairly presents in all material respects on an unaudited basis the financial position of Company on a consolidated basis as of the date thereof and (ii) the Interim Income Statement is a fair representation in all material respects on an unaudited basis of the results of operations, of the Business on a consolidated basis for the period indicated. To Company’s knowledge, the Interim Financial Statements reflect the consistent application of accounting principles throughout the periods involved and have been prepared from and in accordance with the accounting records of Company.

Section 3.5           Taxes.

(a)          Tax Payments; Accruals; Withholding. To Company’s knowledge, Company has paid or, in the case of taxes not yet due and payable, will timely pay all Taxes required to be paid by Company on or before the Closing Date. To Company’s knowledge, there is no Encumbrance for Taxes which has attached, or to Company’s knowledge, will attach to Company, the Assets or the operations of the Business, other

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than liens for Taxes not yet due and payable. To Company’s knowledge, the provision for Taxes in the Financial Statements is sufficient for all accrued and unpaid Taxes as of the date thereof. To Company’s knowledge, all taxes which Company was obligated to withhold from amounts owing to any employee, creditor or third party have been fully withheld or collected by Company and, to the extent required, paid to the appropriate Taxing Authorities.

(b)          Tax Returns. To Company’s knowledge, Company filed on a timely basis all Tax Returns that were required to be filed by Company since its formation and has paid all such Taxes shown as due on such Tax Returns. To Company’s knowledge, no claim has ever been made in writing by a Tax Authority in a jurisdiction where Company has not filed Tax Returns indicating that Company is or may be subject to taxation by that jurisdiction. To Company’s knowledge, Company and its Affiliates have disclosed on all applicable Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. To Company’s knowledge, Company has not participated in a “listed transaction” or “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulations Section 1.6011-4(b)(1) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law. Company has provided to Purchaser copies of all income Tax Returns and all other material Tax Returns filed by Company for all periods since December 31, 2010.

(c)          Deficiencies; Waivers; Audits. To Company’s knowledge, no Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company. To Company’s knowledge, there is no dispute or claim concerning any Tax liability of Company claimed or raised by any Taxing Authority. To Company’s knowledge, Company has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(d)          Accounting Methods. To Company’s knowledge, Company will not be required to include any item of income in, or exclude any item of deduction from, reportable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any prepaid amount received on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local Tax law) or (v) election under Section 108(i) of the Code made on or before the Closing Date. Company uses the accrual method of accounting under Section 446 of the Code.

(e)          Tax Status. Company has been treated as an “S” corporation since January 1, 1989, and has filed all Tax Returns consistent with that status.

(f)          Tax Compliance. To Company’s knowledge, Schedule 3.5(f) contains a list of all jurisdictions (whether foreign or domestic) in which Company (i) is required to file any Tax Returns, or (ii) has entered into any agreement or arrangement with any

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Taxing Authority, including, but not limited to, a closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law), with regard to the Tax liability of Company or any of its Affiliates affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

Section 3.6           Ownership of Assets and Leases.

(a)          Company has, and at Closing will have, good, marketable and exclusive title to the Company Assets as described in Section 2.1(a) through (c), (e), and(i), which Company Assets will be free and clear of all Encumbrances at Closing, except as specifically disclosed on the Title Report. To Company’s knowledge, Company has and will have at Closing the right to use the Company Assets set forth in Section 2.1(f), (g) and (h). To Company’s knowledge, the Company Assets set forth in Section 2.1(f), (g) and (h) will be free and clear of all Encumbrances at Closing. To Company’s knowledge, Company has the right to use the name “MVP Laboratories, Inc.” in the State of Nebraska.

(b)          To Company’s knowledge, all of the Company Assets currently in use are in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operation of the Business or the Company Assets in the ordinary course, and are suitable for the purposes for which they are used by Company in connection with the Business. To Company’s knowledge, the present use and location of the Company Assets conform with all applicable Laws. Company has not received notice of any breach or violation of any such Laws with respect to the Company Assets.

(c)          Except pursuant to this Agreement, neither Company or LLC is a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets or any of the Business has been granted to anyone. To Company’s knowledge, there does not exist and will not exist by virtue of the transactions contemplated by this Agreement any claim or right of any third person by virtue of applicable Laws, including bulk sales laws or otherwise which may be asserted against Purchaser or any of the Company Assets.

(d)          To Company’s knowledge, the Company Assets together with the LLC Assets described in Section 2.2 constitute all of the assets used by Company to operate the Business as conducted on the Effective Date and as contemplated to be operated in the future.

(e)          In addition to the Company Assets, Company will convey to Purchaser at Closing (i) any right, title and interest Company may have in and to all Company Assets, and (ii) all of Company’s right, title and interest, if any, in and to any all patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, and copyrights; all registrations and applications therefore, both registered and unregistered, foreign and domestic; trade secrets or processes; and confidential or proprietary information that is owned or controlled by Company relating to the Business; and

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(f)          Notwithstanding the above, Company at Closing shall retain all right, title and interest in and to the Excluded Assets together with any and all Liabilities relating to such Excluded Assets. Any such liabilities shall be Company’s Liabilities hereunder.

Section 3.7           Compliance with other Instruments. The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Company and LLC does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the formation or governance documents of Company or LLC, (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien; (ii) except as shown on Schedule 3.12 any Material Contract; or (iii) any order, judgment, decree or other arrangement, to which Company or LLC is a party or by which Company or LLC is bound or the Assets or the Business are affected, (c) result in the creation of any Encumbrance upon any of the Assets, or (d) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other Governmental Body, except the Company Assets set forth in Section 2.1(f) hereof which have been issued by a governmental agency and which, in accordance with governmental laws, rules and regulations, cannot be assigned.

Section 3.8           Absence of Change. To Company’s knowledge, and, with respect to the LLC Assets, to LLC’s knowledge, since the Interim Balance Sheet date, the Company has not taken any action, or permitted any action to be taken, or agreed, whether in writing or otherwise, to take any action, (a) outside the ordinary course of business and consistent with past practice, or (b) whether or not outside the ordinary course of business and consistent with past practice, any action that may have an adverse effect on Company, the Assets, the Business, the value of the Business as a going concern or the ability of Company to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, since that date the Company has not:

(a)          sold, leased, transferred or assigned any of Assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)          entered into any contract, lease, agreement or license either involving more than $25,000 in the aggregate or outside the ordinary course of business;

(c)          accelerated, terminated, modified or cancelled any contract, lease, agreement or license to which Company is a party or by which it is bound;

(d)          imposed or to Seller’s knowledge, suffered any Encumbrances upon any of its assets, tangible or intangible;

(e)          made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 in the aggregate or outside the ordinary course of business;

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(f)          made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person either involving more than $25,000 in the aggregate or outside the ordinary course of business;

(g)         cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $25,000 in the aggregate;

(h)         issued, sold or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests;

(i)           experienced any damage, destruction or loss (whether or not covered by insurance) to its property exceeding $25,000 in the aggregate;

(j)           made any loan to, or entered into any other transaction with, any of its directors, officers, employees or affiliates outside the ordinary course of business;

(k)          entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(l)          granted any increase in the base compensation of any of its directors, officers or employees except in the ordinary course of business consistent with past practice;

(m)         adopted, amended, modified or terminated any Plan (or taken any such action with respect to any other employee benefit plan); or

(n)         made any other change in employment terms for any of its officers or employees, except in the ordinary course of business consistent with past practices.

Section 3.9          Litigation. There is no Proceeding pending or to the Company or LLC’s knowledge, threatened against, or affecting the Company or the LLC that affects or may affect the transactions contemplated herein, Company, the Assets or the Business. To Company and LLC’s knowledge, there exists no basis or grounds for any other such Proceeding.

Section 3.10        Compliance With Law. To Company’s knowledge, Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, county, municipal or other public authorities necessary for the conduct of the Business and the use of the Assets. To Company’s knowledge, all such licenses, certificates, permits, franchises and rights are listed on Schedule 2.1(f). To Company’s knowledge, Company is presently conducting its business so as to comply with all applicable federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees of any governmental authority (collectively, “Laws”). To Company’s knowledge, Company (a) has not received any notice of violation or has knowledge of violation of any applicable Law relating to Company’s operations or properties, (b) is not presently charged with or under governmental investigation with respect to any actual or alleged violation of any Law or (c) is not presently the subject of any pending or to Company’s knowledge, any threatened adverse proceeding by any regulatory authority having

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jurisdiction over Company or the Company Assets or the Business and Company has no knowledge of any grounds or basis for any of the foregoing matters in clause (a), (b) or (c). To Company’s knowledge, neither the execution nor delivery of this Agreement and the other Transaction Documents, instruments and agreements to be entered into pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby will result in the termination of any license, certificate, permit, franchise or right held by Company which is to be assigned pursuant to this Agreement, except as to licenses issued to the Company by governmental agencies which in accordance with Laws cannot be assigned, and to Company’s knowledge, all such assigned licenses, certificates, permits, franchises and rights will remain vested in and inure to the benefit of Purchaser after the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, each reference in this Agreement to any Laws, licenses, certificates, permits, franchises or rights of any government authority shall be deemed to include all Laws, licenses, certificates, permits, franchises or other rights relating to public health and safety, worker health and safety and pollution or the protection of the environment. For the avoidance of doubt, all warranties and representations pertaining to the foregoing laws, licenses, certificates, permits, franchises or rights of any governmental authority are qualified by knowledge limitations.

Section 3.11         Disclosure. To Company’s knowledge, no representation or warranty of Company nor any Transaction Document, exhibit, document, statement, certificate, or schedule furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

Section 3.12         Material Contracts.

(a)          Except as listed or described on Schedule 3.12, as of the date hereof, to Company’s knowledge, Company is not a party to or bound by any Contracts that are of a type described below (collectively, the “Material Contracts”):

(i)          any collective bargaining arrangement with any labor union;

(ii)         any Contract for capital expenditures or the acquisition or construction of fixed assets;

(iii)        any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of $10,000;

(iv)        any Contract relating to the borrowing of money or the guaranty of another Person’s borrowing of money;

(v)         any Contract granting any Person an Encumbrance on all or any part of the Assets;

(vi)        any Contract relating to the purchase, sale, lease or disposal of any assets of Company other than in the ordinary and usual course of business

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consistent with past custom and practice (including any contract granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any of the Assets);

(vii)       any Contract under which Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any property;

(viii)      any Contract limiting, restricting or prohibiting Company from conducting the Business anywhere in the United States or elsewhere in the world or any contract limiting the freedom of Company to engage in any line of business or to compete with any other Person or to solicit any Person for employment;

(ix)         any joint venture or partnership contract;

(x)          any employment contract with any employee;

(xi)         any management service, consulting, maintenance or any other similar contracts (including any employee lease or outsourcing arrangement);

(xii)        any license (including inbound and outbound licenses) or other agreements (including royalty agreements and maintenance agreements) relating in whole or in part to any Intellectual Property;

(xiii)       any Contract (including broker, distributor, vendor, customer or maintenance agreements) or series of such contracts which involve aggregate payments of $10,000 or more or which is not cancelable without penalty within ninety (90) days;

(xiv)      any Contract that provides any customer of Company or the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Company or the Business, including contracts containing what are generally referred to as “most favored nation” provisions;

(xv)       any warranty agreement with any supplier to the Business with respect to products sold or indemnity agreement with any supplier to the Business under which Company is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(xvi)      any Contract that reflects a Related Party Transaction;

(xvii)     any Contract or other arrangement regarding nondisclosure or confidentiality; and

(xviii)    any power of attorney executed by or on behalf of Company.

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(b)          Company has provided to Purchaser for its review only (i) a true and complete copy of each written Material Contract; (ii) a written summary of each Material Contract that is not in writing; and (iii) Company’s Articles of Incorporation, Bylaws and any other agreement, instrument or document relating to the formation or existence of Company or the rights and obligations of Sellers pertaining to Company, in each case including all amendments or other modifications thereto. To Company’s knowledge, each Material Contract is a valid and binding obligation of Company and, to Company’s knowledge, of each other party thereto, enforceable in accordance with its terms, in full force and effect and not subject to any claims, charges, setoffs or defenses. To Company’s knowledge, Company has performed all obligations required to be performed by it (and if applicable adequate provision therefor has been made and accrued on the books of Company) prior to the date hereof under the Material Contracts, and to Company’s knowledge, is not in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default.

Section 3.13         Intellectual Property Matters. To Company’s knowledge, Schedule 3.13 contains a true, correct and complete list of all domestic and foreign (i) registered trademarks and service marks, applications for trademark and service mark registrations, and all unregistered trademarks and service marks, (ii) registered copyrights, applications for copyright registration, and unregistered copyrights, and (iii) patents and patent applications, in each case owned, licensed to or used by Company. To Company’s knowledge, all required filings and fees related to any of the forgoing have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and any applications, registrations, or issuances contained in the foregoing are otherwise in good standing. To Company’s knowledge, Company has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all of the foregoing. Company agrees to convey to Purchaser at Closing whatever interest Company and its Affiliates may have, if any, in the Intellectual Property. To Company’s knowledge, the Intellectual Property is and will be at Closing free and clear of any Encumbrances. Whatever interest Company has in the Intellectual Property will be conveyed subject to all Encumbrances, except those to which Company had actual knowledge at the time of Closing. To Company’s knowledge, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser's right to use or hold for use any Intellectual Property. To Company’s knowledge, no additional royalties, license or other fees shall become due and payable with respect to any Intellectual Property as a result of the consummation of the transactions contemplated hereby. To Company’s knowledge, Company has taken reasonable steps to maintain the Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property , including requiring all Persons having access thereto to execute written non-disclosure agreements. To Company’s knowledge, the conduct of the Business as currently and formerly conducted, and the Intellectual Property and Company’s use thereof, have not infringed, misappropriated or otherwise violated, and do not and will not infringe, misappropriate or otherwise violate, any patent, trademark, trade name, service mark, copyright. trade secret, or other Intellectual Property owned or claimed by any Person. Company has not received any notice of any claim of infringement or misappropriation or any other claim or proceeding relating to any patent, trademark, trade name, service mark, copyright or trade secret.

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To Company’s knowledge, no present or former employee of Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property.

Section 3.14         Labor Matters. Company has not been the subject of any union activity or labor dispute, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Company has no knowledge that Company has violated any Law relating to labor or labor practices with regard to the Business, and Company is not a party to any collective bargaining agreement affecting the Business. Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Company.

Section 3.15         Employee Benefit Plans and Arrangements. To Company’s knowledge, all employee benefit plans (as defined in ERISA), but excluding the MVP Laboratories Incentive Stock Option Plan, and all other profit sharing, insurance, vacation, sick leave, and other employee benefit plans or arrangements sponsored or maintained by Company, or with respect to which Company has or may have any liability (collectively, the “Plans”), are and to Company’s knowledge have been at all times fully funded and to Company’s knowledge are and have been at all times in compliance in all material respects with all applicable provisions of ERISA and all other applicable laws.

Section 3.16         Customers and Suppliers.

(a)          Schedule 3.16(a) is a complete and correct list of the ten (10) largest (as measured by revenue) customers of Company (the “Material Customers”) for the twelve (12) month period ending on the Effective Date. Company has not received any notice, or has any knowledge that any such customer intends to cancel or otherwise modify its relationship with Company. There are no claims, disputes or re-negotiations between Company and any of its customers, and, to Company’s knowledge, there is no basis for any such claim, dispute or re-negotiation.

(b)          Schedule 3.16(b) is a complete and correct list of the ten (10) largest vendors, suppliers, service providers and other similar business relations of Company (the “Material Vendors”) for the twelve (12) month period ending on the Effective Date and sets forth opposite the name of each Material Vendor the amount paid to such vendor during such period. Company has not received any notice, or has any knowledge that any Material Vendor intends to cancel or otherwise modify (including price increases) its relationship with Company.

Section 3.17         Insurance. Schedule 3.17 sets forth industry standard information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements), but excluding policies of life insurance on the life of Principal Stockholder to which Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof.

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Section 3.18         Employment and Labor Matters.

(a)          Schedule 3.18(a) lists the following information for each employee of Company, including each employee on leave of absence or temporary layoff status: name, job title, date of hire, date of commencement of employment, exempt/nonexempt status, details of leave of absence or layoff status and anticipated date for return to work, rate of compensation, bonus arrangement, severance arrangement, vacation, sick time, and personal leave accrued as of the date of the Balance Sheet, and service credited for purposes of vesting and eligibility to participate under any Plan. Except as disclosed on Schedule 3.18, all employees of Company who are employed in the United States are employed on an at-will basis. To Company’s knowledge, all employees who presently are or have been classified as exempt employees are and have been properly classified as exempt for purposes of all applicable laws.

(b)          Schedule 3.18(b) sets forth a true, correct and complete list of all severance and employment agreements to which Company is a party or by which Company is bound. Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (a) for which Company has established a reserve for such amount, and (b) pursuant to agreements entered into after the date of the Balance Sheet.

(c)          Schedule 3.18(c) lists the following information for every independent contractor, consultant, or sales agent of Company during the past three (3) years: name, responsibilities, date of engagement, compensation, and date of engagement termination (if applicable). To Company’s knowledge, all Persons who have performed services for Company as an independent contractor, consultant, or sales agent have, at all times while providing such services, been properly classified and qualified as an independent contractor in relation to Company and its Affiliates for purposes of all applicable Laws, including those relating to Taxes, insurance, and employee benefits, and Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(d)          To the knowledge of Company, (a) no director, officer, or other key employee of Company intends to terminate such Person’s employment with Company, and (b) no independent contractor, consultant, or sales agent providing services to Company intends to terminate such Person’s arrangement with Company. To Company’s knowledge, no director, officer, employee, agent, consultant, or independent contractor of Company is bound by any agreement or subject to any order that purports to limit the ability of such director, officer, employee, agent, consultant, or independent contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the business of Company or (ii) to assign to Company any rights to any invention, improvement, or discovery. To Company’s knowledge, no former or current employee of Company is a party to, or is otherwise bound by, any agreement that in any way adversely affected, affects, or could affect the ability of Company to continue to conduct its business as conducted. To the knowledge of Company, no employee of Company is in violation of any term of any patent disclosure agreement, non-competition agreement

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or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others.

(e)          To Company’s knowledge, Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and to Company’s knowledge is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply, individually or collectively, would not reasonably be expected to have a Material Adverse Effect on Company.

(f)          To Company’s knowledge, all employees, agents, and contractors of Company are legally authorized to work in the United States because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States compliant with applicable law. To Company’s knowledge, Company has properly completed all reporting and verification requirements pursuant to law relating to immigration control for all of its employees, agents and contractors, including where applicable the Form I-9 or similar form outside the United States. To Company’s knowledge, Company has retained for each current employee the Form I-9 or similar form throughout such employee’s period of employment with Company and has retained a Form I-9 or similar form for each former employee of Company for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. Company has not received any notice from any Governmental Body that Company is in violation of any law pertaining to immigration control or that any current, former employee, agent or contractor of Company is or was not legally authorized to be employed in the United States or other location in which he or she was engaged or is or was using an invalid social security number and there is no pending, or to Sellers' knowledge threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against Company.

(g)          To Company’s knowledge, Company is in compliance in all respects with the WARN Act, or any similar state or local law (“Related Acts”). In the past two (2) years, (a) Company has not effectuated a “plant closing” (as defined in the WARN Act or Related Acts) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of their businesses; (b) there has not occurred a “mass layoff” (as defined in the WARN Act or Related Acts) affecting any site of employment or facility of Company; and (c) to Company’s knowledge, Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

(h)          To Company’s knowledge, none of the execution and delivery of this Agreement, the consummation of the transaction or any other transaction contemplated hereby or any termination of employment or service as a consequence thereof will,

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individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by Company, except that the employee stockholders will receive payment for the stock which they own in Company from the Company Purchase Price, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by Company to any Person.

(i)          To Company’s knowledge, all current employees of Company have entered into agreements to protect the trade secrets and customer information of Company.

(j)          Company has provided Purchaser with all inspection reports issued under either OSHA or any other occupational health and safety legislation within the last year. To Company’s knowledge, there are no outstanding inspection orders or any pending or, to the knowledge of Company, threatened charges under OSHA or any other applicable occupational health and safety legislation. To Company’s knowledge, there have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation. To Company’s knowledge, Company has complied in all material respects with any Orders issued to it under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

(k)          There is not pending against Company any workers’ compensation claims, and, to the knowledge of Company, there are no facts that would give rise to such a claim or complaint. Company has not received any notice of a citation, penalty, or assessment from any agency with responsibility for workers’ compensation or occupational safety and health.

Section 3.19         Consents and Approvals. To Company’s knowledge, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority or Person is required, including by any applicable Law, to permit any Seller to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

Section 3.20         Schedules. To Company’s knowledge, all disclosure schedules attached hereto are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Closing Date. A matter disclosed on one schedule shall not be deemed to be constructively listed or disclosed on another schedule.

Section 3.21         Environmental Matters. Except as set forth on Schedule 3.21-1 hereto: to Company’s and LLC’s knowledge, (i) each of Company and LLC is and, without exception, has been in compliance with all applicable Environmental Laws (as defined below) and to Company’s and LLC’s knowledge, all permits, licenses and authorizations required thereunder for (a) the occupation of any properties currently leased or used by Company in connection with

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the Business, and (b) the conduct of the Business, (ii) no spill, release, disposal, burial or placement of any material regulated under Environmental Laws (hereinafter “Hazardous Materials”) has occurred on, in, at, under or about LLC Assets, and (iii) to Company’s and LLC’s knowledge, no other event has occurred or is pending which could result in a material liability under Environmental Laws for Company or LLC. To Company’s and LLC’s knowledge, a complete list of all material permits, licenses or other authorizations held by Company or LLC pursuant to Environmental Laws for the operation of the owned and leased properties and the conduct of the businesses of Company, and the expiration date of each, is set forth on Schedule 3.21-2 hereto. To Company’s and LLC’s knowledge, Company has made available to Purchaser or its advisors or consultants true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of or available to Company or LLC pertaining to the LLC Assets. To Company’s and LLC’s knowledge, Company or LLC does not have any underground storage tanks at any of the LLC Assets. All above-ground storage tanks and their uses are listed on Schedule 3.21-3. Schedule 3.21-4 contains a list of all firms that have disposed of Hazardous Materials from Company and the Hazardous Materials that have been disposed of by each firm during the period shown on the schedule. To Company’s knowledge, there have been no Hazardous Materials from Company disposed of during such period other than through such firms. As used in this Agreement, “Environmental Laws” shall mean all federal, state, local or foreign laws, rules, regulations, ordinances or other similar standards relating to protection of the environment and worker health and safety.

Section 3.22        Real Property.

(a)         Schedule 2.2(a) lists and describes all real property other than the Excluded Assets that LLC or any other Person owns that is used in connection with the Business (collectively, the “Owned Real Property”). With respect to each such parcel of owned real property, except as disclosed on the Title Report or Survey:

(i)          the LLC has good and marketable title to the LLC Assets, free and clear of any Encumbrance, easement, covenant, or other restriction, except as disclosed on the Title Report;

(ii)         there are no pending or, to the knowledge of LLC or Company, any threatened condemnation proceedings, lawsuits, or administrative actions relating to the LLC Assets or other matters affecting materially and adversely the current use, occupancy, or value thereof;

(iii)        to LLC’s knowledge, the legal description for the LLC Assets contained in Schedule 2.2(a) describes such parcel fully and adequately, the buildings and except as disclosed in Schedule 3.22(a)(iii) to LLC’s knowledge, improvements are located within the boundary lines of the LLC Assets, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and to LLC’s knowledge, do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the LLC Assets are not located

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within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(iv)        to Company and LLC’s knowledge, all Facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(v)         there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the LLC Assets other than the Lease;

(vi)        there are no outstanding options or rights of first refusal to purchase the LLC Assets, or any portion thereof or interest therein;

(vii)       there are no parties (other than Company) in possession of the LLC Assets;

(viii)      all Facilities located on the LLC Assets are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate and to LLC’s and Company’s knowledge, in accordance with all applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

(ix)         the LLC Assets abut on and have direct vehicular access to a public road, or have access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to each property is provided by paved public right-of-way with adequate curb cuts available.

(b)          Other than the Lease, there are no leases of real property to or from Company.

(c)          The LLC Assets are not specially assessed for property taxes (e.g. farm, forest, or other) in a way which may result in levy of additional taxes in the future.

Section 3.23         Sufficiency of Assets. The Assets constitute all of the assets, properties, contract rights and licenses that are used to operate the Business in the same manner as such operations are presently conducted and to Company’s knowledge, are sufficient to operate the Business as a going concern in the same manner after the Closing.

Section 3.24         Absence of Unlawful Payments. To Company’s knowledge, (a) neither Company, (b) nor any member, manager, director, officer, employee, agent or other Person authorized to act and acting on behalf of a Company: (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; (ii) made any unlawful expenditures relating to political activity to government officials or others; (iii) made any unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any

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provision of the Foreign Corrupt Practices of 1977; or (iv) has accepted or received any unlawful contributions, payments, gifts or expenditures, in each case that relate to or could affect Company, the Assets, the Business or Purchaser.

Section 3.25         Subsidiaries. Company has no subsidiaries and has never had any subsidiaries.

Section 3.26         Undisclosed Liabilities. To Company’s knowledge, Company has no Liability (and to Company’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements and Interim Financial Statements to the extent and in the amounts so disclosed or reserved against, and (ii) Liabilities which have arisen after the date of the Interim Balance Sheets in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, or individually or in the aggregate, would have a Material Adverse Effect).

Section 3.27         Product Warranty. To Company’s knowledge, each product manufactured, sold, leased, or delivered by Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and to Company’s knowledge, Company has no Liability (and to Company’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of Company's Balance Sheets as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company. No product manufactured, sold, leased, or delivered by Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale; provided, however, products manufactured and sold are warranted to comply with the specifications for the product.

Section 3.28         Product Liability.

(a)          To the knowledge of Company, Company has no Liability (and to Company’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased, delivered or provided by Company (“Product Liability”).

(b)          No claims have been made against Company for Product Liability (and any amounts paid for settling such claims and/or attorney costs related thereto, whether paid by Company or its insurance carriers) for the past five (5) years.

Section 3.29         Joinder of Principal Shareholder and LLC. Principal Shareholder and LLC hereby jointly and severally, except where specifically stated otherwise, join in the following representations, warranties and covenants of Company, which are referenced by

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Section numbers and modified as set forth in Sections 3.29(a) through (g) as follows, and make the representation set forth in Section 3.29(h):

(a)          Section 3.1           Organization and Standing is joined without modification.

(b)          Section 3.2           Authority of Company and Principal Shareholder is joined as supplemented as follows:

LLC has delivered to Purchaser copies of LLC’s Certificate of Formation, Operating Agreement and any other document governing the formation and governance of LLC, each as amended, certified to be true, correct and complete by an executive officer of LLC and there have been no changes in such documents since the date of such certificate. Each of LLC and Principal Shareholder has the capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is to be a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by LLC of this Agreement and the other Transaction Documents have been duly authorized and approved by LLC’s governing board or manager as applicable. To Principal Shareholder’s and LLC’s knowledge, this Agreement and the other Transaction Documents to be executed, delivered and performed by LLC and Principal Shareholder, constitutes or will, when executed and delivered, constitute the valid, legal and binding obligation of such party, enforceable against them in accordance with their respective terms.

(c)          Section 3.3           Ownership is joined without modification.

(d)          Section 3.6(a) and (c) Ownership of Assets and Leases are joined as modified as follows:

(a)          To Seller’s knowledge, Company has, and at Closing will have, good, marketable and exclusive title to Company Assets as described in Section 2.1(a) through (c), (e) and (i). LLC has, and at Closing will have, good, marketable and exclusive title to all of the LLC Assets, except as disclosed on Title Report, which will be free and clear of all Encumbrances at Closing. To Seller’s knowledge, the Company has and will have at Closing the right to use the Company Assets set forth in Section 2.1(f), (g) and (h). To Seller’s knowledge, the Company Assets set forth in Section 2.1(f), (g) and (h) will be free of Encumbrance at Closing. To Seller’s knowledge, Company has the right to use of the name “MVP Laboratories, Inc.” in the State of Nebraska.

(b)          Except pursuant to this Agreement, none of the Sellers are a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets or any of the Business has been granted to anyone. To Sellers’ knowledge, there does not exist and will not exist by virtue of the transactions contemplated by this Agreement any claim or right of any third person by virtue of applicable Laws, including bulk sales laws or

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otherwise which may be asserted against Purchaser or any of the Company Assets.

(e)          Section 3.7           Compliance with other Instruments is joined in as modified as follows:

The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Company, Principal Shareholder and LLC does not, and the consummation of the Transactions contemplated hereby and thereby will not, (a) violate any provision of the formation or governance documents of Company or LLC, (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien; (ii) to Principal Shareholder’s knowledge and LLC’s knowledge, except as shown on Schedule 3.12 any other Material Contract; or (iii) to Principal Shareholder’s knowledge or the LLC’s knowledge, any order, judgment, decree or other arrangement, to which Company, Principal Shareholder, or LLC is a party or by which Company, Principal Shareholder, or LLC is bound or the Assets are affected, (c) result in the creation of any Encumbrance upon any of the Assets, or (d) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other Governmental Body, except the Company Assets set forth in Section 2.1(f) hereof which have been issued by a governmental agency and which, in accordance with governmental laws, rules and regulations cannot be assigned.

(f)          Section 3.9           Litigation is joined in as modified by qualifying all representations to the Principal Shareholder’s and LLC’s knowledge.

(g)          Section 3.22        Real Property is joined without modification by the LLC, but not by the Principal Shareholder.

(h)          Principal Shareholder and LLC have not knowingly misrepresented any fact, statement, warranty or representation pertaining to the Company Assets, LLC Assets, Company Liabilities or any other term or condition of this Agreement or any other Transaction Document.

Section 3.30         Principal Shareholder’s Excluded Assets.

(a)          Any Loss arising from the foregoing representations and warranties of Principal Shareholder and LLC, except in the case of fraud or willful misrepresentation, shall be limited to two million five hundred thousand dollars ($2,500,000.00) in excess of the two million five hundred thousand dollars ($2,500,000.00) included in the Escrow Funds described in Section 2.4(b). Purchaser acknowledges that the Principal Shareholder and/or trust(s) created by Principal Shareholder owns now and will continue to acquire substantial assets, including, but not limited to, cash, investments and real

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estate located in Washington County, Nebraska, that are not included in the Assets, which together with all future additions are referred to as Principal Shareholder’s Excluded Assets (“Principal Shareholder’s Excluded Assets”), and, except in the case of fraud or willful misrepresentation, Purchaser, its affiliates, successors and assigns hereby releases and forever discharges Principal Shareholder’s Excluded Assets, including the proceeds from the Transaction, from any and all claims, demands or liabilities (including attorney fees and costs) arising out of this Agreement or any Transaction Document in excess of the foregoing amounts.

(b)          For an avoidance of doubt, except in the case of fraud or willful misrepresentation, Company’s liability for any Loss arising from the foregoing representations and warranties of Company is limited to the Escrow Funds in the amount of two million five hundred thousand dollars ($2,500,000.00) for a period of two (2) years from the Closing Date.

(c)          For avoidance of doubt, except in the case of fraud or willful misrepresentation, the Principal Shareholder and LLC’s liability for any Loss arising from the foregoing representations and warranties of the Principal Shareholder and LLC will be limited to two million five hundred thousand dollars ($2,500,000.00) in excess of the two million five hundred thousand dollars ($2,500,000.00) included in the Escrow Funds described in Section 2.4(b) for a period of two (2) years from the Closing Date and Purchaser has released and forever discharges Principal Shareholder’s Excluded Assets, including the proceeds from the Transaction, from any and all claims, demands or liabilities (including attorney fees and costs) arising out of this Agreement or any Transaction Document in excess of the foregoing amounts.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

Section 4.1           Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in all jurisdictions in which such qualification is required and where failure to be so qualified or in good standing would have a material adverse effect on Purchaser’s financial condition.

Section 4.2           Corporate Power and Authority. Purchaser has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is to be a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party have been approved by all requisite corporate action of Purchaser and constitute or will, when executed and delivered, constitute the valid, legal and binding obligation of Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other

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similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

Section 4.3           Compliance with Other Instruments. The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser, or (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien; (ii) any material lease, license, agreement or instrument; or (iii) any order, judgment, decree or other arrangement, to which Purchaser is a party or by which it is bound or its assets are affected.

Section 4.4           Litigation. There is no Proceeding pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that would materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5           Consents and Approvals. To Purchaser’s knowledge, except to the extent set forth on Schedule 4.5, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority or Person is required, including by any applicable Law, to permit Purchaser to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

ARTICLE 5

COVENANTS OF SELLERS

Section 5.1           Conduct of the Business of Company Prior to Closing. Company covenants, between the date of this Agreement and the Closing Date, that Company will, conduct the Business in the ordinary course and that it will, except as otherwise provided in this Agreement, (a) use its best efforts to preserve the organization of Company intact and to preserve the goodwill of customers and others having business relations with Company, which efforts shall include the continuation of Company’s usual and customary levels and standards of service; (b) substantially maintain and preserve Company's facilities, operations, pricing, purchasing, production levels, staffing and marketing and distribution of Products; (c) maintain the Assets in the same working order and condition as such Assets are in as of the date of this Agreement, ordinary wear and tear excepted; (d) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the Assets or the Business; (e) not take any action that would, or would reasonably be expected to, have a Material Adverse Effect or impair the ability of Company or LLC to consummate the transactions contemplated by this Agreement; (f) deliver to Purchaser as soon as available, but not less than two (2) business days prior to the Closing, the unaudited financial statements of Company consisting of the balance sheet of the Company as of December 31, 2015 and the income statement for the Company for the fourth calendar quarter of 2015 (including year-to-date information) in a format historically utilized internally; (g) not enter into any contract, commitment, arrangement or transaction of the type described in Section 3.8

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hereof, not amend or modify any Material Contract or any Assumed Contract or waive any of the terms or provisions thereof, nor suffer, permit or incur any of the transactions or events described in Section 3.8 hereof, except in the ordinary course of business; (h) timely file and pay all taxes, additions to taxes, penalties and interest, if any, required to be paid with respect to the operation of the Business; and (i) promptly advise Purchaser, in writing, of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the disclosure schedules hereto.

Section 5.2           Examination of Records. During the period prior to the Closing Date, Company and LLC shall allow Purchaser, its counsel and other representatives full access outside of normal business hours or by electronic means to all the books, records, files, documents, assets, properties, contracts and agreements relating to the Business and shall furnish Purchaser, its officers and representatives with all information concerning the affairs of the Business which may be reasonably requested.

Section 5.3           Consents and Approvals. Company and LLC shall use their commercially reasonable best efforts to make all filings required to be made by any of them to consummate the contemplated transactions. Company and LLC shall apply for or otherwise use commercially reasonable best efforts to obtain the waiver, consent and approval including the Contract consents and all consents identified in Section 3.12, of all Persons whose waiver, consent or approval is (a) required in order to consummate the transactions contemplated by this Agreement and other Transaction Documents, or (b) required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which Company or LLC is a party or subject on the Closing Date (including the consent of any customer, licensor or supplier of Company, if required), and which (i) could require the waiver, consent or approval of any Person to such transaction or (ii) without such waiver, consent or approval, such transaction could reasonably be expected constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder, except all licenses, authorizations, and permits issued by any governmental agency relating to the Business, the Products or Company Assets to the extent the same may be terminated consistent with their terms or governmental regulations (collectively, the “Required Consents”). If any Required Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Company hereunder so that Purchaser would not in fact receive all such rights, Company and Purchaser will cooperate in a mutually agreeable arrangement pursuant to which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser, or under which Company would enforce for the benefit of Purchaser, with Purchaser assuming Company’s obligations, and indemnify Company against any liability arising out of such actions by Company, any and all rights of Company against a third party thereto. Company will promptly pay to Purchaser when received all monies received by any Company under any Asset or any claim or right or any benefit arising thereunder, and Company and LLC and Purchaser shall continue to cooperate and use all commercially reasonable efforts to obtain such consent and to provide Purchaser with all such rights.

Section 5.4           Use and Title to Name. Company agrees to take all actions necessary to cause Company and its Affiliates, from and after the Closing Date, (i) to cease all use of the

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name “MVP,” “MVP Laboratories, Inc.,” or “MVP Technologies” and to change its name to one which is not confusingly similar to such name and Company shall furnish to Purchaser a true, correct and complete copy, certified by the State of Nebraska, of a duly filed amendment to its Articles of Incorporation evidencing such name change; and (ii) to grant Purchaser physical possession of all unused printed materials bearing such name.

Section 5.5           Commercially Reasonable Efforts. Company and LLC shall use their commercially reasonable efforts to take, or cause to be taken, all actions, including causing the conditions in Article 7 hereof to be satisfied, and use their commercially reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

Section 5.6           Litigation and Other Assistance.

(a)          In the event and for so long as Purchaser or Company actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (including any such proceeding before a governmental authority) in connection with (i) any transaction contemplated under this Agreement or any of the transactions contemplated hereby or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business and its operations or the Assets, or (iii) any Assumed Liability, both Parties will, to the extent not prohibited by any privilege, cooperate with the other and its counsel in the contest or defense, make reasonably available themselves and their employees and other representatives, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense. The party requesting such cooperation shall bear the cost and expense of such cooperation.

(b)          Without limiting the generality of subsection (a), Company shall cooperate fully in the preparation, filing, amendment, perfection, prosecution, defense, enforcement of, or any other action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (including any such proceeding before a governmental authority) in connection with, any right, title and interest in and to inventions and other Intellectual Property included in the Assets and all costs and expenses of such cooperation shall be paid by Purchaser.

Section 5.7           Insurance. Company and LLC will, through the Closing Date, maintain in full force and effect all of Company’s existing casualty, liability and other insurance policies relating to or affecting the Business, as set forth in Schedule 3.17 hereof, on identical terms as those in effect on the date hereof

Section 5.8           Communications with Customers and Suppliers. Sellers and Purchaser will cooperate with each other in communication with suppliers and customers concerning the transfer of the Business and the Assets to Purchaser on the Closing Date.

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Section 5.9           Company’s Employees.

(a)          Attached as Schedule 3.18(a) is a list of all employees of Company operating within the Business to whom Purchaser is required to extend offers of employment (“Hired Employees”), subject to passing background checks, signing Purchaser’s standard employee agreements and otherwise satisfying Purchaser’s standard employment requirements. Upon request by Purchaser, Company shall use its best commercially reasonable efforts to encourage any of the Hired Employees to accept an offer of employment with Purchaser following the Closing. Purchaser shall offer employment to the Hired Employees for a period of one (1) year with total compensation comparable to the total compensation such Hired Employees receive from Company, and for each Hired Employee's service with Company, full credit to each Hired Employee under Purchaser's benefit plans offered to Purchaser’s new employees. For the one (1) year period, Hired Employees may be terminated only “for cause”. For purposes of Section 5.9(a), the phrase “for cause” means: (a) Hired Employee’s failure to adhere to any written Purchaser policy if the Hired Employee has been given a reasonable opportunity to comply with such policy or cure his/her failure to comply, (b) the appropriation (or attempted appropriation) of a material business opportunity of Purchaser, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Purchaser, (c) the misappropriation (or attempted misappropriation) of any of Purchaser’s funds or property or other acts of dishonesty, (d) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime which has or may have a material adverse affect on the Hired Employee’s ability to carry out his/her duties, (e) conduct involving moral turpitude, (f) unauthorized disclosure by the Hired Employee of Purchaser’s confidences, or (g) the Hired Employee’s violation of any agreement(s) between such Hired Employee and Purchaser and/or its Affiliates relating to noncompetition, nonsolicitation, nondisclosure, assignment of inventions and/or compliance with Purchaser’s Code of Business Conduct and Ethics. Purchaser will not assume and will have no obligation with respect to any employee bonus, incentive, deferred compensation, medical, retiree medical, retiree life, other insurance plan, employee severance, vacation or sick leave plan or policy or other employee benefit plan of Company of any kind. Purchaser will not be required to establish or adopt any employee benefit plan or policy to accommodate the Hired Employees.

(b)          Company shall pay for (and otherwise be responsible for) all costs and expenses relating to its employees (including the Hired Employees) arising or accruing on or before the Closing Date, including to salaries, commissions and other compensation, severance payments, accrued vacation pay, unused sick leave, bonuses that are payable for or relate to the period to and including the Closing Date, fringe benefits, pension, health and other amounts. With respect to the Hired Employees, Company and its Affiliates shall provide notices concerning eligibility for continuation health coverage under all applicable health plans pursuant to Internal Revenue Code 4980B to eligible employees and family members and provide such individuals with the opportunity to elect to continue their health coverages under the applicable Company or

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Affiliate health and cafeteria plans, but only as to those employees requiring such protections.

Section 5.10         Title Report. Prior to the Effective Date, LLC shall provide Purchaser with a preliminary title report issued by a title company selected by Purchaser showing the condition of title to the Owned Real Property, together with copies of all exceptions listed therein (the “Title Report”). If the Title Report lists conditions or exceptions to title which are not satisfactory to Purchaser, Purchaser shall notify LLC in writing within ten (10) days after receipt of the Title Report of the unsatisfactory conditions or exceptions. LLC shall, within a reasonable period after receipt of Purchaser’s written notice use commercially reasonable efforts to remove the condition or exception. If the conditions or exceptions are not removed within a reasonable period, then Purchaser can elect to proceed with the Transaction and accept the Owned Real Property subject to such conditions or exceptions or terminate the Transaction by written notice to Sellers, in which event all Parties shall be released from any and all liability hereunder or under any Transaction Document.

Section 5.11         Restrictive Covenants.

(a)          Non-Competition and Non-Solicitation. Company and Principal Shareholder agree that during the period commencing on the date hereof and continuing through the date that is five (5) years after the Closing Date, neither they nor any of their Restricted Parties (as defined below), shall, directly or indirectly (A) engage (including as a director, officer, employee, investor, lender, consultant or in any other capacity with respect to an entity that engages in whole or in part) in the registration, development, importation, manufacture, marketing, sale or distribution of vaccines, adjuvants, cell lines, master seeds or any components of the foregoing products (or any related products), or any product that is, or if registered or approved would be, competitive with, or a substitute for, any of the Products, anywhere in the world (assuming registered or approved in such jurisdiction, if required), (B) except as disclosed in Schedule 12.16, hire, including as a director, officer, employee, investor, lender, consultant or in any other capacity, any then-current employee of Company as of the Closing Date other than such employees whose employment with Purchaser has been terminated by Purchaser for reasons other than the conduct of the employee consisting of improper performance or nonperformance of the employee’s duties and responsibilities, engaging in willful misconduct including fraud or misrepresentation, conviction of a felony or misdemeanor (other than traffic violations), repetitive drunkenness or drug abuse, or violation of Company policies or the code of conduct, (C) induce or attempt to induce, any director, officer, employee, representative or agent of Purchaser or any of its Affiliates engaged in the manufacture, storage, distribution or sale of the Products to leave the employ of Purchaser or any such Affiliate, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, or (D) solicit or divert or attempt to solicit or divert any current or former customer, supplier or employee of the Business anywhere in the world; provided, however, that it shall not be deemed to be a violation of this subsection (a) for such Person or a Restricted Party of such Person to invest in securities having less than five percent (5%) of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any

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securities exchange or automated quotation system. As used herein, “Restricted Party” or “Restricted Parties” means Company or its Affiliates and Principal Shareholder.

(b)          Confidentiality and Non-Disclosure. Company and Principal Shareholder shall from and after the Effective Time, keep confidential, and shall not directly or indirectly disclose to any third party or use, any confidential or proprietary information or trade secret relating to the Business or the Assets (collectively, the “Confidential Material”), including, by way of example, customer lists, financial data, pricing, marketing policies or plans, Intellectual Property or other proprietary data, except with the written consent of Purchaser; provided that Confidential Material shall not include any of the foregoing that can be shown to have been in the public domain. Notwithstanding the foregoing, if Company or Principal Shareholder is required in the course of judicial or administrative proceedings or governmental inquires to disclose any Confidential Material, the disclosing party shall give Purchaser prompt written notice thereof so that Purchaser may seek an appropriate protective order and/or waive the disclosing party’s compliance with the confidentiality provisions of this Section 5.11(b).

(c)          Injunctive Relief and Specific Performance. Company and Principal Shareholder acknowledge and agree that irreparable injury will result to Purchaser and its Affiliates in the event of a breach of any of the provisions of this Section 5.11 and that Purchaser and its Affiliates will have no adequate remedy at law with respect thereto. Accordingly, in the event of a breach of this Section 5.11, and in addition to any other legal or equitable remedy Purchaser or its Affiliates may have, Purchaser and its Affiliates shall be entitled to the entry of a temporary restraining order, preliminary injunction and a permanent injunction (including specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Company or Principal Shareholder, or any of its agents or any other Persons acting for or with them in any capacity whatsoever, without proof of any actual damages that have been or may be caused by such breach.

Section 5.12         Exclusivity. Sellers agree that after the date hereof, Sellers or any of their officers, directors, shareholders, employees, agents or representatives shall not enter into any agreement, understanding, negotiation or discussion, or entertain any inquiries or proposals from, with any third party relating to the sale of any equity interest in Company or any disposition of the Assets other than with respect to obsolete items in accordance with the ordinary course, however structured or to be effected. Company shall notify Purchaser of any such inquiry or proposal within 24 hours of receipt or awareness of the same by any Seller.

Section 5.13         Notification; Updates to Disclosure Schedule.

(a)          Notification. Commencing on the date of this Agreement and continuing through the Closing, Company shall promptly notify Purchaser in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in respect to any representation or warranty made by Company, LLC or Principal Shareholder in this Agreement or in any other Transaction Document; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this

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Agreement that Company or Principal Shareholder becomes aware of after the date hereof and that would cause or constitute a breach of or an inaccuracy in a respect in any representation or warranty made by Company, LLC or Principal Shareholder in this Agreement or in any other Transaction Document if such event, condition or event existed prior to the date of this Agreement; and (iii) any event, condition, fact or circumstance to the extent made known to Company or Principal Shareholder after the date hereof that would have a material impact on the current or future commercialization, marketability, market acceptance, efficacy, safety, regulatory status or other prospects of its products.

(b)          Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Agreement requires any change in the disclosure schedule, or if any such event, condition, fact or circumstance would require such a change assuming the such disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Purchaser an update to the disclosure schedule specifying such change. The update shall be deemed to supplement or amend the disclosure schedule for the purpose of determining the accuracy of any of the representations and warranties made by Company, LLC or Principal Shareholder as of the date of the update; provided that in the event such update could, in Purchaser’s reasonable judgment, have a Material Adverse Effect, Purchaser shall have the right to terminate this Agreement upon ten (10) days written notice to Sellers.

Section 5.14         Tax Clearance Certificate. During the period from the date hereof through and including the Closing Date, Sellers shall cooperate with Purchaser in obtaining a tax clearance certificate pursuant to Nebraska Revised Statutes Sections 77-2707 and 77-27,110 (the “Tax Clearance Certificate”) in connection with the transfer of the Assets.

ARTICLE 6

COVENANTS OF PURCHASER

Section 6.1         Required Approvals. Purchaser shall make, or cause to be made, all filings required to be made by it to consummate the contemplated transactions. Purchaser shall cooperate with Company (a) with respect to all filings Company shall be required to make and (b) in obtaining all consents identified in Section 4.5.

Section 6.2         Commercially Reasonable Efforts. Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions, including causing the conditions in Article 8 hereof to be satisfied, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

Section 6.3         [*****]

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Section 6.4           Access to Books and Records. In the event and for so long as Sellers are actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (including any such proceedings before governmental body), Purchaser shall, after reasonable notice, provide Sellers copies of books and records of the Company transferred to Purchaser pursuant to Section 2.1 at Closing that are relevant to Sellers’ contesting or defense of such proceeding for a period of five (5) years from and after the Closing Date. Purchaser may require reasonable conditions in connection with providing such copies including agreement to appropriate confidentiality obligations and a protective order relating to such proceeding.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of any Seller contained in this Agreement, the other Transaction Documents or any other certificate or instrument furnished by Sellers:

Section 7.1           Representations True at Closing. All of the representations and warranties made by Sellers in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time.

Section 7.2           Covenants of Sellers. Sellers shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by them under this Agreement on or prior to the Closing.

Section 7.3           No Proceedings. No suit, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Business or the Assets, if such suit, action, proceeding, investigation would prevent the consummation of the transaction.

Section 7.4           Intentionally Omitted.

Section 7.5           Absence of Adverse Changes. Since the Interim Balance Sheet date, Company has not suffered (a) any change in its financial condition exceed the sum of One Hundred Thousand Dollars ($100,000), (a “Material Adverse Change”), or (b) any transaction or event described in Section 3.8 hereof, and shall have operated the Business solely in the ordinary course of business.

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Section 7.6           Release of Encumbrances. At Closing, the Assets set forth in Sections 2.1(a) through (f) and Section 2.2(a) shall not be subject to any Encumbrances, and Purchaser may elect to apply (or at the direction of Sellers, shall apply) such portion of the Purchase Price toward satisfaction and discharge of any Encumbrances as is required to satisfy and discharge such Encumbrances in full, provided that such portion of the Purchase Price shall be included and disclosed on the Closing statement.

Section 7.7           Intentionally Omitted.

Section 7.8           Deliveries. Sellers shall have made all of the deliveries to Purchaser set forth in Section 9.1(a) hereof and all agreements required to be delivered pursuant to Section 9.1(a) shall be in full force and effect as of the Closing.

Section 7.9           Insurance Policy. Prior to Closing, Purchaser shall successfully bind an insurance policy with respect to the representations and warranties of Company, Principal Shareholder and LLC in this Agreement on such terms as Purchaser deems to be acceptable to it in its sole discretion (the “R&W Policy”). All costs and expenses and other amounts incurred in connection with such insurance policy, whether incurred prior to or after the Closing, shall be paid by Purchaser. Company, Principal Shareholder and LLC shall use commercially reasonable efforts to support Purchaser in obtaining the R&W Policy and shall take, or cause to be taken, all actions reasonably requested by Purchaser to cause the R&W Policy to be issued by the applicable insurer to Purchaser as of the Closing, provided such actions are in compliance with the terms of this Agreement.

Section 7.10         Tax Clearance Certificate. Purchaser shall have received from the Nebraska Department of Revenue, a Tax Clearance Certificate regarding the payment by the Company of Nebraska State taxes in accordance with Neb. Tax Reg. 1-073.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Sellers but without prejudice to any other right or remedy which Sellers may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder:

Section 8.1           Representations True at Closing. All of the representations and warranties made by Purchaser in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time.

Section 8.2          Covenants of Purchaser. Purchaser shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by it under this Agreement on or prior to the Closing.

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Section 8.3           Deliveries. Purchaser shall have made all of the deliveries to Sellers set forth in Section 9.1(b) hereof and all agreements required to be delivered pursuant to Section 9.1(b) shall be in full force and effect as of the Closing.

ARTICLE 9

CLOSING

Section 9.1           Transactions at Closing. At the Closing, each of the following transactions shall occur:

(a)          Performance by Sellers. At the Closing, Company or LLC as provided shall deliver to Purchaser the following:

(i)          Company shall deliver a bill of sale substantially in the form set forth as Schedule 9.1(a)(i) (the “Bill of Sale”) for all of the Company Assets described in Sections 2.1 (a) through (c), (e) and (i) property duly executed by Company, and such other good and sufficient instruments of conveyance, transfer and assignment (in form and substance reasonably acceptable to Purchaser) as shall be necessary to vest Purchaser good and valid title to the Assets free and clear of all Encumbrances;

(ii)         an assignment of all of Company’s rights, if any, in the Assets that are intangible personal property described in Sections 2.1 (d), (f), (g) and (h) substantially in the form set forth as Schedule 9.1(a)(ii), which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Contracts, duly executed by Company (the “Assignment and Assumption Agreement”);

(iii)        full possession of the Owned Real Property, together with the following: (A) a Warranty Deed, conveying fee simple title to each such parcel of real property properly executed by the LLC, each said deed to be in proper statutory form for recording; (B) FIRPTA affidavit; (C) Form 1099-B; (D) an owner's affidavit, which is in a form reasonably acceptable to the title company; (E) a certified copy of the formation documents of Company and LLC, and (F) a Certificate of Good Standing of each of Company and LLC in the State of Nebraska and any jurisdiction in which they are qualified to do business, in each case dated within thirty (30) days of the Closing Date.;

(iv)        all books and records of Company relating to the Assets, excluding the Excluded Assets;

(v)         evidence satisfactory to Purchaser that the employment of all Hired Employees by Company has been terminated, effective on or prior to the Closing Date, and evidenced that Purchaser has hired all the Hired Employees on the terms and conditions set forth in Section 5.9(a);

(vi)        the Escrow Agreement duly executed by each party;

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(vii)       the Pay-Off letters together with any Required Financing Statements;

(viii)      (A) closing statement setting forth customary pro-rations between the parties in accordance with local customs and procedures; (B) keys and/or access codes to any of the Assets including buildings, facilities, systems and computers; (C) a written commitment from the title company selected by Purchaser to issue (the expense to be divided between LLC and Purchaser) within fifteen (15) days after Closing, an ALTA owner's policy of title insurance in an amount equal to not less than $4,110,000, standard form, insuring LLC as the owner of such real property subject only to the usual printed exceptions; and (D) such other documents as may be requested by Purchaser to confirm and carry out the intent and purpose of this Agreement, all of the foregoing in form and substance satisfactory to Purchaser;

(ix)         a duly executed consulting agreement substantially in the form set forth in Schedule 9.1(a)(ix) (the “Consulting Agreement”);

(x)          an IP Assignment Agreement executed by Company assigning what interest, if any, it has in the IP in the form set forth in Schedule 9.1(a)(x) duly executed by Company, if applicable (the “IP Assignment Agreement”);

(xi)         physical possession of the Assets wherever located;

(xii)        a Company certificate, substantially in the form set forth as Schedule 9.1(a)(xii), executed by an executive officer of Company, as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2, and the deliveries required to be delivered pursuant to Section 7.8 have been made on or prior to Closing;

(xiii)       an LLC certificate, substantially in the form set forth as Schedule 9.1(a)(xiii),executed by the sole Manager of LLC, as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2, and the deliveries required to be delivered pursuant to Section 7.8 have been made on or prior to Closing;

(xiv)      a certificate of the Secretary of Company substantially in the form set forth as Schedule 9.1(a)(xiv), (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Company, (b) certifying and attaching all requisite resolutions or actions of Company's Board of Directors

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and shareholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby;

(xv)       a certificate of the sole Manager of LLC substantially in the form set forth as Schedule 9.1(a)(xv), (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of LLC, (b) certifying and attaching all requisite resolutions or actions of LLC’s sole Manager approving the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby;

(xvi)      any originally executed Powers of Attorney used in connection with the execution of this Agreement and such other related documents and instruments as Purchaser may reasonably request;

(xvii)     the opinion of legal counsel to Sellers acceptable to Purchaser, in substantially the form described in Schedule 9.1(a)(xvii), addressing such other matters as Purchaser shall reasonably request; and

(xviii)    such other evidence of the performance of all covenants and satisfaction of all conditions required of Sellers by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

(b)          Performance by Purchaser. At the Closing, Purchaser shall deliver the following:

(i)          cash, by wire transfer, payable to Company for an amount equal to the Closing Company Consideration;

(ii)         cash, by wire transfer, payable to LLC for an amount equal to the Closing LLC Consideration;

(iii)        the Assignment and Assumption Agreement to Company duly executed by Purchaser;

(iv)        the Escrow Agreement duly executed by each party thereto;

(v)         the Consulting Agreement duly executed by Purchaser;

(vi)        a Purchaser certificate, substantially in the form set forth as Schedule 9.1(b)(vi), executed by an executive officer of Purchaser, as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2, and the deliveries required to be delivered pursuant to Section 8.3 have been made on or prior to Closing;

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(vii)       a certificate of the Secretary of Purchaser substantially in the form set forth as Schedule 9.1(b)(vii), (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Purchaser, (b) certifying and attaching all requisite resolutions or actions of Purchaser’s Board of Directors and stockholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated; and

(viii)      such other evidence of the performance all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing, as Sellers or their counsel may reasonably require.

ARTICLE 10

SURVIVAL AND LIMITATION OF REPRESENTATIONS AND WARRANTIES

AND INDEMNIFICATION

Section 10.1         Survival and Limitation of Representations and Warranties.

(a)          All representations, warranties, covenants and obligations made or undertaken by Sellers in this Agreement or in any document, instrument or agreement executed and delivered pursuant hereto are material, have been relied upon by Purchaser in entering into this Agreement. All representations, warranties and covenants of Principal Shareholder and LLC described in Section 3.29(a) through (h) shall survive for a period two (2) years after the Closing Date. All representations, warranties, covenants and obligations made or undertaken by Company in this Agreement or the Transaction Documents or in any document, instrument or agreement executed and delivered pursuant hereto (other than covenants and obligations which by their terms herein are to continue or to be performed after Closing) shall survive for a period of two (2) years after the Closing Date. Any examination, inspection or audit of the Company Assets, financial condition or other matters of Company or the Business conducted by Purchaser or on its behalf on or prior to Closing shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of Company set forth herein.

(b)          Any Loss arising out of Sellers’ Liabilities or willful misrepresentations or fraud by Sellers shall not be limited by any survival time period.

Section 10.2         Indemnification of Purchaser by Company. Company, agrees to defend, indemnify and hold Purchaser, its Affiliates, and the respective officers, directors, employees, agents and representatives (each a “Purchaser Indemnitee”) of Purchaser and its Affiliates harmless from and against any and all claims, demands, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), (collectively, “Losses”), excluding any incidental, consequential or punitive damages claimed by Purchaser or Purchaser Indemnitee (but not those claimed by any third-party), on the terms and conditions as follows:

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(a)          claims presented within two (2) years after the Closing Date arising out of any breach of any representations and warranties made by Company in or pursuant to this Agreement or in any certificate delivered to Purchaser pursuant to this Agreement, or the failure of such representations and warranties to be true and correct as of the Closing Date (except for any representation and warranty of Company that is expressly made as of or in reference to a specific date);

(b)          any claims presented within two (2) years after the Closing Date arising out of any breach or failure by Company to carry out, perform, satisfy, discharge or otherwise fulfill any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the Transaction Documents delivered by Company pursuant to this Agreement (which covenants, agreements, undertakings, liabilities or obligations are to be performed prior to or at Closing);

(c)          any willful misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Company hereunder or thereunder;

(d)          except as expressly assumed under the terms of this Agreement, any Company Liability arising out of the ownership or operation of Company, the Assets or the Business prior to the Closing Date;

(e)          any claim against or affecting the Assets or the Business, resulting from any condition existing, event occurring or business conducted prior to the Closing Date;

(f)          any Liability which is not specifically disclosed by Company pursuant to this Agreement, and which was incurred by Company prior to the Closing Date;

(g)          any Indemnified Taxes;

(h)          any claim against Purchaser for continuation of coverage benefits under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, brought by any person who was an employee of Company at any time prior to the Closing Date and not an employee of Purchaser after said date, or any qualified beneficiary of such a person;

(i)          any claim against Purchaser alleging infringement of any patent, trademark, copyright and/or unfair competition rights arising out of Company or its customers’ use of any Intellectual Property, or the manufacture, use, or sale by Company or its Affiliates or customers of any products or services incorporating or reflecting any Intellectual Property for events occurring prior to Closing;

(j)          any failure by Company or LLC to comply with or have complied with any environmental laws, or any contamination either resulting from Company’s operation of the Business, or being present at, or emanating from any property which Company has owned, leased or operated and attributable in any way to actions occurring or conditions existing prior to the Closing Date;

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(k)          any liability for professional errors or omissions and any product liabilities of Company for events occurring or products manufactured prior to Closing; and

(l)          the liability to provide retiree medical and life insurance benefits to the persons currently receiving such benefits from Company or any of its subsidiaries.

Section 10.3         Escrow Funds. Any Losses arising out of the Indemnification by Company in respect of the representations, warranties and covenants of Company described in Section 3.1 through 3.28 shall be paid only from the Escrow Funds as described in Section 2.4 (b), which shall be Purchaser’s sole remedy, and Purchaser shall have no right or claim against Company for any Loss or Losses in respect of such representations, warranties and covenants that exceed the amount of the Escrow Funds except for Losses that arise out of fraud or misrepresentation.

Section 10.4         Indemnification of Purchaser by Principal Shareholder and LLC.

(a)          For any claim presented within two (2) years after Closing Date, Principal Shareholder and LLC agree to defend, indemnify and hold Purchaser, its Affiliates, and the respective officers, directors, employees, agents and representatives (each a “Purchaser Indemnitee”) of Purchaser and its Affiliates harmless from and against any and all Losses, excluding any incidental, consequential or punitive damages claimed by Purchaser or Purchaser Indemnitee (but not those claimed by any third-party), for any breach of any representation of Principal Shareholder and LLC in or pursuant to this Agreement, or any Transaction Document, or in any certificate delivered to Purchaser by Principal Shareholder or LLC pursuant to this Agreement, or the failure of such representations and warranties to be true and correct as of the Closing Date;

(b)          Any Loss arising from the foregoing Indemnification of Principal Shareholder and LLC shall first be paid out of the Escrow Funds described in Section 2.4(b) and only after the Escrow Funds are exhausted can a Purchaser Indemnitee proceed against Principal Shareholder or LLC to enforce the foregoing Indemnification, subject to the provisions of the following subsection (c).

(c)          Any Loss arising from the foregoing Indemnification of Principal Shareholder or LLC, except in the case or fraud or willful misrepresentation, shall be limited to two million five hundred thousand dollars ($2,500,000.00) in excess of the two million five hundred thousand dollars ($2,500,000.00) included in the Escrow Funds described in Section 2.4(b), which shall be Purchaser’s sole remedy for Losses arising from the foregoing Indemnification, and, except in the case of fraud or willful misrepresentation, Purchaser releases and forever discharges Principal Shareholder’s Excluded Assets, including the proceeds from the Transaction, from any and all claims, demands or liabilities (including attorney fees and costs) arising out of this Agreement or any Transaction Documents in excess of the foregoing amounts.

(d)          Avoidance of Doubt. For avoidance of doubt, Principal Shareholder and LLC’s liability for indemnification of Purchaser against any Loss arising from the indemnifications set forth in Section 10.4(a), except in the case of fraud or willful

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misrepresentation, is limited to two million five hundred thousand dollars ($2,500,000.00) in excess of the two million five hundred thousand dollars ($2,500,000.00) included in the Escrow Funds and only for claims presented within a period of two (2) years after the Closing Date, which shall be Purchaser’s sole remedy for Losses arising from the foregoing Indemnification, and, except in the case or fraud or willful misrepresentation, Purchaser releases and forever discharges Principal Shareholder’s Excluded Assets, including the proceeds from the Transaction, from any and all claims, demands and liabilities (including attorney fees and costs) arising out of the Principal Shareholder and LLC’s indemnifications arising out of this Agreement or any Transaction Documents in excess of the foregoing amounts.

Section 10.5         Indemnification of Sellers. Purchaser agrees to defend, indemnify and hold Sellers harmless from and against all Losses, excluding any incidental, consequential or punitive damages claimed by Sellers (but not those claimed by any third-party), suffered or incurred by a Seller arising from: (a) any claims presented within two (2) years after the Closing Date, any breach of any representation, warranty or covenant of Purchaser made by Purchaser in or pursuant to this Purchase Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Purchaser hereunder as of the Closing Date; (b) Purchaser’s failure to duly and properly perform any of the liabilities and obligations hereunder (except to the extent that Purchaser’s failure to do so is attributable to any action or inaction on the part of Sellers or any of their agents or Affiliates); (c) the Assumed Liabilities; (d) the Assumed Contracts; and (e) any Liabilities that arise from actions of Purchaser or its Affiliates after Closing.

Section 10.6         Mechanism. The party seeking indemnification hereunder (“Indemnified Party”) shall give written notice to the indemnifying party (“Indemnifying Party”) of its indemnification claims hereunder, specifying the amount and nature of the claim. If the Indemnifying Party does not object to the claim as set forth below within thirty (30) days after receipt of the original notice from the Indemnified Party, the Indemnified Party shall be entitled to indemnity pursuant to the terms of this Agreement to the extent of its Losses in respect of such claim. To the extent that the Indemnifying Party provides written notice of objection to the Indemnified Party within thirty (30) days denying the claim in whole or in part, the matter shall be considered a Dispute pursuant to Section 10.10 hereof. In the event of a Proceeding arising out of a third-party claim, the Indemnifying Party shall promptly after receipt of notice of commencement of any Proceeding against it give written notice to the Indemnifying Party of the Proceeding and providing the Indemnifying Party copies of all correspondence, notices, pleadings, orders, warrants and other documents received by or in the possession of the Indemnified Party pertaining to the Proceeding, and giving the Indemnifying Party the right to contest such Proceeding represented by counsel of its choice. If the Indemnifying Party does not elect to undertake the defense thereof by written notice within fifteen (15) days after receipt of the original notice from the Indemnified Party, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party, and the Indemnified Party shall be entitled to indemnity pursuant to the terms of this Agreement to the extent of the determination made in the Proceeding or any compromise or settlement effected plus costs, expenses and reasonable attorney fees. To the extent that the Indemnifying Party undertakes the defense of the Proceeding in good faith by proceeding diligently at its expense, the Indemnified Party shall be entitled to indemnity hereunder only if,

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and to the extent of the determination made in such Proceeding or any compromise or settlement effected by the Indemnifying Party.

Section 10.7         Non-Exclusive Remedy. Except as specifically provided herein, nothing contained herein shall be construed or interpreted as limiting or impairing the rights and remedies that the parties hereto may have, including those at equity for injunctive relief, specific performance and rescission. Notwithstanding anything herein to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article 10, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of Purchaser to make claims under or recover under the R&W Policy, and Purchaser shall not be required to make claims under or recover under the R&W Policy prior to making claims against Sellers under this Article 10.

Section 10.8         Materiality Threshold. Notwithstanding anything herein to the contrary, no amount shall be payable to any Indemnified Party with respect to any claim for indemnification pursuant to this Article 10 arising out of a breach of a representation or warranty hereunder (other than claims of fraud or willful misrepresentation with respect to which all Losses in connection therewith shall be recoverable from the first dollar and shall be counted in determining whether the Deductible Amount has been exceeded) until the aggregate amount of Losses actually incurred by the Indemnified Party with respect to all such claims exceeds Fifty Thousand Dollars ($50,000) in the aggregate (the “Deductible Amount”), after which event the Indemnified Party shall be indemnified for all Losses in excess of the Deductible Amount.

Section 10.9         Miscellaneous Indemnification Provisions. Seller’s or Purchaser’s liability for Loss pursuant to Section 10 is limited to claims determined by a court of competent jurisdiction to be the liability of Seller or Purchaser or settled in the manner described in Section 10.6 or Section 10.10. All payments by Sellers to Purchaser or by Purchaser to Sellers after the Closing to Sellers under Article 10 shall be treated as a purchase price adjustment unless otherwise required by applicable Law.

Section 10.10       Negotiation; Mediation.

(a)          With respect to any dispute respecting this Agreement or any Transaction Document (a “Dispute”), the parties shall first attempt in good faith to resolve any dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within 15 Business Days after one party provides notice to the other party of such dispute, either party may initiate mediation pursuant to subsection (b) below.

(b)          In the event any Dispute is not resolved informally as provided for in subsection (a) above, the parties agree such Dispute shall be submitted to JAMS (“JAMS”), or its successor, for mediation, as hereinafter provided. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the Dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

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All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the Dispute is not resolved through mediation, then the parties may initiate litigation pursuant to subsection (c) below.

(c)          Either party may initiate litigation with respect to the matters submitted to mediation at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation (“Earliest Initiation Date”). At no time prior to the Earliest Initiation Date shall either side initiate litigation related to this Agreement except to pursue an equitable or provisional remedy that is authorized by law or by agreement of the parties, however this limitation is inapplicable to a party if the other party refuses to comply with the requirements of subsection (b). The mediation may continue after the commencement of litigation if the parties so desire. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

ARTICLE 11

TERMINATION

Section 11.1         Method of Termination. This Agreement may be terminated at any time prior to Closing:

(a)          By the mutual written consent of Sellers and Purchaser;

(b)          By Purchaser if a material breach of any representation, warranty, covenant, agreement or provision of this Agreement has been committed by any of Sellers and such breach has not been waived by Purchaser;

(c)          By any of Sellers if a material breach of any representation, warranty, covenant, agreement or provision of this Agreement has been committed by Purchaser and such breach has not been waived by Sellers.

(d)          By Purchaser on or after the sixtieth day after the date hereof, if any of the conditions set forth in Article 7 hereof, to which the obligations of Purchaser are subject, have not been fulfilled, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived such condition on or before such date;

(e)          By Sellers on or after the sixtieth day after the date hereof, if any of the conditions set forth in Article 8 hereof, to which the obligations of Sellers are subject, have not been fulfilled, or if satisfaction of such a condition by such date is or becomes

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impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition on or before such date;

(f)          By Sellers or Purchaser if the Closing has not occurred on or prior to the sixtieth day after the date hereof, provided, however, that neither Sellers nor the Purchaser shall be entitled to terminate this Agreement pursuant to this Section 11.1(f) if such party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby as of or prior to such time; or

Section 11.2         Effect of Termination. In the event of a termination of this Agreement pursuant to Article 11 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, owners, agents or representatives) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination. Notwithstanding the termination of this Agreement pursuant to Article 11, the terms and obligations of the parties under Sections 10.10, 12.1, 12.2, 12.5, 12.9, 12.11, and 12.13(a) and (b) shall survive the termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by a national courier service, next Business Days delivery with delivery confirmation requested, addressed as follows:

If to Sellers:	Mary Lou Chapek,
[*****]
[*****]

with a copy to:	Paul M. Brown
Brown & Wolff, LLC
1925 No. 120th St.
Omaha, Nebraska 68154
Tel: (402) 493-9000
Email: pmbrown@brownandwolff.com

If to Purchaser:	Phibro Animal Health Corporation
Attn: Larry Miller, President,
Animal Health
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd., Ste 21
Teaneck, NJ 07666-6712
Tel: (201) 329-7097

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Email: larry.miller@pahc.com

with a copy to:	Phibro Animal Health Corporation
Attn: Thomas G. Dagger, General Counsel
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd., Ste 21
Teaneck, NJ 07666-6712
Tel: (201) 329-7370
Email: thomas.dagger@pahc.com

(a)          If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by courier service, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(b)          Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.1.

Section 12.2         Brokers. Purchaser, on the one hand, and Sellers, on the other hand, jointly and severally represent and warrant to each other that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement, and agree to indemnify and hold harmless the other against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by them or such entity.

Section 12.3         Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 12.4         Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 12.5         Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same, except as provided otherwise herein.

Section 12.6         Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties.

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Section 12.7         Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 12.8         Entire Agreement. This Agreement together with the Transaction Documents constitute the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. The terms and conditions of this Agreement expressly supersede the provisions of the Confidentiality Agreement between Company and Purchaser dated July 13, 2015 and the terms and provisions of that document are hereby rendered null and void and of no further force and/or effect. Neither this Agreement, any the Transaction Document nor any provision hereof or thereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Section 12.9         Governing Law; Dispute Resolution. This Agreement (and any and all disputes, controversies, and other Losses, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of Nebraska without giving effect to any choice or conflict of law provision or rule (whether of the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska.

Section 12.10         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.11      General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the use of the singular form includes the plural, and the use of the plural form includes the singular; (b) the use of any gender herein shall be deemed to include the other gender; (c) the captions used in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof; (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the term “include” or “including” shall mean without limitation by reason of enumeration; (f) terms such as “arising from,” “arising out of,” “relating to” or “in connection with” a particular matter shall be interpreted expansively to include anything arising from, arising out of, relating to or in connection with such matter; (g) each reference to an “Article” of this Agreement shall include all Sections of such Article, and similarly, each reference to a Section shall include all subsections of such Section; (h) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; (i) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications,

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extensions, renewals, substitutions or replacements thereof; and (k) all references to dollars ($) shall mean United States currency.

Section 12.12      Schedules Incorporated. All disclosure schedules attached hereto are incorporated herein by reference, and all blanks in such disclosure schedules, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

Section 12.13       Confidentiality; Public Announcements.

(a)          Subject to disclosure obligations under applicable securities laws, the parties agree that each will use their best efforts to maintain the confidentiality of and shall not use for its own benefit or the benefit of any third party the terms and provisions of this Agreement, including the Purchase Price, and other confidential information and material delivered to them or made available for their inspection pursuant to this Agreement; provided, however, the parties may reveal the confidential information of the other party to its accountants, counsel or lenders (a) who need to know such confidential information, (b) who are informed by such party of the confidential nature of such confidential information, and (c) who agree with the other parties in writing to be bound by the terms of this Agreement with respect to such confidential information. Moreover, Purchaser may in compliance with Regulation FD and other state and federal securities laws, disclose forward looking projections including the financial information disclosed to it by Company or otherwise arising out of the transactions contemplated by this Agreement to analysts, shareholders, potential investors and others in the investment community.

(b)          In the event the Closing does not occur, Sellers and Purchaser will as soon as practicable return all material of or concerning the other party obtained from such other party then in their possession and hereby covenant to keep confidential any confidential information concerning the other party and ascertained from their review for a period of five (5) years commencing upon the termination of this Agreement. Upon Closing, any information transferred to Purchaser as an Asset, shall be deemed to be the confidential and proprietary information of Purchaser hereunder. Notwithstanding the foregoing, the prohibitions and restrictions set forth in this Section 12.13 shall not apply to any information that (a) at the time of disclosure or thereafter is generally known to and available for use by the public (other than as a result of a disclosure directly or indirectly by either party), (b) at the time of disclosure was available on a nonconfidential basis from a source other than the parties, provided that such source is not and was not bound by a confidentiality agreement with either party, (c) was known by the receiving party prior to receiving the information from the providing party or has been independently acquired or developed by either party without violating any of its respective obligations under this Agreement, or (d) is required to be disclosed by any Law.

(c)          Purchaser may, after giving three (3) days prior written notice to Company (unless earlier disclosure is required by SEC rules or regulations, in which case Purchaser shall notify Company as soon as possible), make press releases and public

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announcements regarding the execution of this Agreement and the Closing of the transactions contemplated hereby. Except for the press releases and public announcements described in the preceding sentence and except as otherwise provided in this Agreement or in any other agreement entered into by the parties pursuant to this Agreement, no party hereto shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other parties shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the disclosure obligations under applicable securities laws.

Section 12.14      Assignment. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned, provided that (a) Purchaser may assign its rights under this Agreement to its parent company, any other Affiliate of Purchaser or any purchaser of all or substantially all of the assets or capital stock of Purchaser or any of its Affiliates, and (b) Principal Shareholder may transfer or assign any equity interest she may have in Company prior to Closing; provided further that in such event Principal Shareholder shall provide Purchaser of prior written notice of such transfer or assignment and the identity of such transferee or assignee and that such transferee or assignee shall assume in writing liability, and Principal Shareholder shall remain fully liable, for all of Principal Shareholder’s obligations under this Agreement.

Section 12.15       Time Is of the Essence. Time shall be of the essence with respect to the performance of each party’s obligations under this Agreement.

Section 12.16       Post-Closing Items. Each party agrees to the post-closing items set forth on Schedule 12.16 attached hereto in accordance with the provisions thereof.

Section 12.17       Access to Records After Closing. For a period of three (3) years after the Closing Date, Sellers shall provide reasonable access to Purchaser and its representatives to all of the books and records of such parties with regard to the Business and the Assets which such parties may retain after the Closing Date. If any Seller shall desire to dispose of any such books or records prior to the expiration of such three (3) year period, such Seller shall, prior to such disposition, give Purchaser a reasonable opportunity to segregate and remove such books and records as Purchaser may select.

Section 12.18       Non-Circumvention. Sellers covenant that none of them shall not enter into any agreement, execute and document or instrument or take any action contrary to or inconsistent with any of the provisions of this Agreement. Further, to the extent requested by Purchaser, Sellers shall execute and deliver any document or instrument reasonably required by Purchaser to more fully implement the purposes and intents of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

PURCHASER:

PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ Larry L. Miller
	Name:	Larry L. Miller
	Title:	President, Animal Health

SELLERS:

PRINCIPAL SHAREHOLDER:

/s/ Mary Lou Chapek
Mary Lou Chapek, an individual

LLC:

AVP, LLC

By:	/s/ Mary Lou Chapek
	Name:	Mary Lou Chapek
	Title:	Manager

COMPANY:

MVP LABORATORIES, INC.

By:	/s/ Mary Lou Chapek
	Name:	Mary Lou Chapek
	Title:	Chief Executive Officer

[Asset Purchase Agreement – Phibro - MVP]